Exhibit 10.22

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXECUTION VERSION

COLLABORATION AND LICENSE AGREEMENT

by and between

Poseida Therapeutics, Inc.

and

Takeda Pharmaceuticals USA, Inc.

Dated as of October 11, 2021

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of October 11, 2021 (the “Effective Date”), by and between Takeda Pharmaceuticals USA, Inc., a Delaware corporation having a place of business at 95 Hayden Avenue, Lexington, MA 02421, United States (“Takeda”), and Poseida Therapeutics, Inc., a Delaware corporation, having a place of business at 9390 Towne Centre Drive, Suite 200, San Diego, CA 92121 (“Poseida”).

INTRODUCTION

WHEREAS, Takeda is in the business of developing and delivering new treatments in multiple therapeutic areas, including rare diseases.

WHEREAS, Poseida has a suite of technology platforms with applicability to create transformative, curative therapies for rare diseases.

WHEREAS, the Parties desire to collaborate to evaluate and apply Poseida’s current and next generation technology platforms to develop Licensed Products (as defined herein) targeted to rare diseases.

WHEREAS, Takeda shall have the option to exclusively license the Licensed IP (as defined herein) for designated Indications (as defined herein), and thereafter Takeda would independently assume further development, manufacturing and commercialization related to such Licensed Products on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Poseida and Takeda agree as follows:

ARTICLE I

DEFINITIONS

1.1Definitions.

For the purpose of this Agreement, the following terms, whether used in singular or plural form, shall have the respective meanings set forth below:

1.1.1“Acquired Party” has the meaning set forth in Section 5.7.

1.1.2“Acquirer” has the meaning set forth in Section 5.7.

1.1.3“Action” means any legal action, claim, suit or proceeding.

1.1.4“Additional Indication License Option” has the meaning set forth in Section 3.3(b)(i).

1.1.5“Additional Indication Option Period” has the meaning set forth in Section 3.3(b)(i).

1.1.6“Additional Indication Program” has the meaning set forth in Section 3.3(b)(i).

1.1.7“Additional Indication Program Notice” has the meaning set forth in Section 3.3(b)(i).

*** Certain Confidential Information Omitted

1.1.8“Additional Technology Transfer” has the meaning set forth in Section 4.4(b).

1.1.9“Affiliate” means, with respect to a particular Person, any other Person that controls, is controlled by or is under common control with such Person. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, by contract or otherwise.

1.1.10“Agreement” has the meaning set forth in the Preamble, and shall include, for the avoidance of doubt, all Exhibits hereto.

1.1.11“Alliance Manager” has the meaning set forth in Section 2.4(a).

1.1.12“Applicable Accounting Standards” means (a) with respect to Takeda, International Financial Reporting Standards (“IFRS”), (b) with respect to Poseida, United States generally accepted accounting principles (“GAAP”), and (c) with respect to any Related Party, GAAP or IFRS, as applicable, in each case as generally and consistently applied throughout such Party’s or its Related Party’s organization.

1.1.13“Arising IP” has the meaning set forth in Section 7.1.

1.1.14“Arising Product IP” has the meaning set forth in Section 7.2(b)(i)(2).

1.1.15“Arising Product Patent” has the meaning set forth in Section 7.3(a).

1.1.16“Audit Arbitrator” has the meaning set forth in Section 6.9.

1.1.17“Availability” or “Available” means, as of the date of Poseida’s receipt of the Additional Indication Program Notice or Further Indication Program Notice, as applicable, that an Indication is not (a) the subject of […***…], or (b) the subject of […***…].

1.1.18“Bankrupt Party” has the meaning set forth in Section 5.5.

1.1.19[…***…].

1.1.20“Biosimilar Product” means, with respect to a Licensed Product in a country, […***…]

*** Certain Confidential Information Omitted

[…***…].

1.1.21“BLA” means a Biologics License Application, New Drug Application, Marketing Authorization Application or similar application or submission filed with a Regulatory Authority in a country or group of countries to obtain Regulatory Approval for a biological, pharmaceutical or other therapeutic or prophylactic product in that country or in that group of countries, and all supplements and amendments that may be filed with respect to the foregoing.

1.1.22“Breaching Party” has the meaning set forth in Section 10.3(a).

1.1.23“Business Day” means a day on which banking institutions in New York, New York and Tokyo, Japan are open for business.

1.1.24“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of each Calendar Year; provided that (a) the first Calendar Quarter of the Term shall begin on the Effective Date and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and (b) the last Calendar Quarter of the Term shall end on the last day of the Term.

1.1.25“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided that (a) the first Calendar Year of the Term shall begin on the Effective Date and end on the first December 31 thereafter and (b) the last Calendar Year of the Term shall end on the last day of the Term.

1.1.26“Candidate Selection” means selection by Takeda of a product candidate arising from the Collaboration, that comprises […***…] (a) […***…] or (b) […***…] (such candidate, a “Selected Candidate”).

1.1.27“Cas-CLOVER” has the meaning set forth in Section 1.1.125.

1.1.28“Change of Control” means, with respect to a Person, any of the following: (a) the sale or disposition of all or substantially all of the assets of such Person or its direct or indirect controlling Affiliate to a Third Party, other than to an entity of which more than fifty percent (50%) of the voting capital stock are owned after such sale or disposition by shareholders of such Person or its direct or indirect controlling Affiliate (in either case, whether directly or indirectly through any parent entity); or (b) (i) the acquisition by a Third Party, alone or together with any of its Affiliates, other than an employee benefit plan (or related trust) sponsored or maintained by such Person or any of its Affiliates, of more than fifty percent (50%) of the outstanding shares of voting capital stock of such Person or its direct or indirect controlling Affiliate, or (ii) the acquisition, merger or consolidation of such Person or its direct or indirect controlling Affiliate with or into another Person, other than, in the case of this clause (b), an acquisition or a

*** Certain Confidential Information Omitted

merger or consolidation of such Person or its controlling Affiliate in which the holders of shares of voting capital stock of such Person or its controlling Affiliate, as the case may be, immediately prior to such acquisition, merger or consolidation will beneficially own, directly or indirectly, at least fifty percent (50%) of the shares of voting capital stock of the acquiring Third Party or the surviving corporation in such acquisition, merger or consolidation, as the case may be, immediately after such acquisition, merger or consolidation, and in each case (a) or (b), whether through a single transaction or a series of related transactions.

1.1.29“Clinical Trial” means (a) any Phase 1 Clinical Trial, Phase 2 Clinical Trial or Phase 3 Clinical Trial, (b) such other tests and studies in human subjects that are required by Law or otherwise recommended by the Regulatory Authorities, to obtain or maintain Regulatory Approvals for a Licensed Product for an Indication, and (c) any open label extension study of a Licensed Product; provided, however, that solely for the purposes of determining milestone payments required under ARTICLE VI, “Clinical Trial” shall exclude any investigator initiated sponsored research.

1.1.30“CMO Agreement” has the meaning set forth in Section 4.5(b).

1.1.31“Collaboration” means the collaboration between the Parties under this Agreement for the activities under the Platform Evaluation Work Plan and the performance of the Research Activities during the applicable Research Period.

1.1.32“Collaboration Infringement” has the meaning set forth in Section 7.6(e).

1.1.33“Combination Product” means […***…].

1.1.34“Commercial Milestone” has the meaning set forth in Section 6.5.

1.1.35“Commercial Milestone Payment” has the meaning set forth in Section 6.5.

1.1.36“Commercialization” or “Commercialize” means, with respect to a Licensed Product, activities directed to the preparation for sale or sale of a Licensed Product, including activities related to marketing, promoting, detailing, distributing, importing, having imported, exporting, having exported, selling or offering to sell, or seeking to obtain reimbursement for, such Licensed Product, whether before or after Regulatory Approval for such Licensed Product has been obtained.

1.1.37“Commercially Reasonable Efforts” means, […***…]

*** Certain Confidential Information Omitted

[…***…].

1.1.38“Competing Program” has the meaning set forth in Section 5.7(b).

1.1.39“Confidential Information” of a Party means the terms of this Agreement and […***…].

1.1.40“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Poseida and Takeda, dated of as […***…].

1.1.41“Control” or “Controlled” means, with respect to any Know-How, Patent Right or other Intellectual Property right and a Party, subject to Section 5.7, the ability of such Party or its Affiliates (whether by ownership or license, other than pursuant to a license granted under this Agreement) to assign, transfer or grant access to, or a license or sublicense of, or grant the ability to prosecute, maintain or enforce, such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party[…***…].

1.1.42“Cover” or “Covered” means, with respect to Know-How or Patent Rights and any Licensed Product, that, in the absence of Takeda obtaining ownership of or a license to such Know-How or Patent Rights, the Exploitation of such Licensed Product by Takeda would infringe or misappropriate such Know-How or Patent Rights.

*** Certain Confidential Information Omitted

1.1.43“Debarred” or “Debarment” means (a) being debarred, or being subject to a pending debarment, pursuant to section 306 of the FDCA, 21 U.S.C. § 335a, (b) being listed by any federal or state agencies as excluded, debarred, suspended or otherwise made ineligible to participate in federal or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)), or being subject to any pending process by which any such listing, exclusion, debarment, suspension or other ineligibility could occur, (c) being disqualified by any government or regulatory agency from performing specific services, or being subject to a pending disqualification proceeding, or (d) being convicted of or pleading nolo contendere to a criminal offense related to the provision of healthcare items or services or being subject to any pending criminal Action related to the provision of healthcare items or services.

1.1.44“Develop” or “Development” means, with respect to a product, discovery, research, preclinical development, clinical development, and regulatory activities with respect to such product, including test method development and stability testing, design, compatibility testing, toxicology, animal efficacy studies, formulation, quality assurance/quality control development, statistical analysis, clinical studies, regulatory affairs, regulatory approval (including the preparation and submission of applications for such regulatory approval) and registration, chemical development, manufacturing development, packaging development and manufacturing and development documentation efforts in support of development activities anywhere in the world, whether before or after regulatory approval for such product has been obtained.

1.1.45“Development and Regulatory Milestone” has the meaning set forth in Section 6.4.

1.1.46“Development and Regulatory Milestone Payment” has the meaning set forth in Section 6.4.

1.1.47“Disclosing Party” has the meaning set forth in Section 8.1(a).

1.1.48“Dollars” and “$” means United States dollars.

1.1.49“EMA” means the European Medicines Agency and any successor Governmental Authority having substantially the same function.

1.1.50[…***…].

1.1.51“Excess Cost” has the meaning set forth in Section 3.4(a).

1.1.52“Effective Date” has the meaning set forth in the Preamble.

1.1.53“Excluded In-License Agreements” means those agreements set forth on Exhibit 1.1.53.

1.1.54“Executive Officer” means (a) with respect to Takeda, its President of Research and Development or another senior executive officer or their respective designee and (b) with respect to Poseida, its Chief Executive Officer (or his or her designee).

*** Certain Confidential Information Omitted

1.1.55“Exploit” or “Exploitation” means to Develop, have Developed, use, Manufacture, have Manufactured, sell, have sold, offer for sale, Commercialize, import, export, register, and otherwise exploit a Licensed Product.

1.1.56“FDA” means the United States Food and Drug Administration or any successor Governmental Authority having substantially the same function.

1.1.57[…***…].

1.1.58“Field” means all uses.

1.1.59“Final Data Package” means the final written data package delivered by Poseida to Takeda promptly, and in any case within […***…], after the completion of the activities under the Platform Evaluation Work Plan, containing all data, findings, results and information described in the Platform Evaluation Work Plan or set forth on Exhibit 1.1.59.

1.1.60“First Commercial Sale” means […***…].

1.1.61 “FTE” means, with respect to a Program, a full-time employee of Poseida dedicated to activities under the Program or full-time equivalent employee of Poseida based on a total of […***…] hours of scientific, technical or managerial activities under the Program per year.

1.1.62“FTE Costs” means, with respect to Poseida for any period, the applicable FTE Rate multiplied by the applicable number of FTEs of Poseida performing activities under a given Program in accordance with the applicable Research Plan.

1.1.63“FTE Rate” means […***…] per FTE per year.  […***…].

1.1.64“Further Indication License Option” has the meaning set forth in Section 3.3(b)(ii).

1.1.65“Further Indication Option Period” has the meaning set forth in Section 3.3(b)(ii).

1.1.66“Further Indication Program” has the meaning set forth in Section 3.3(b)(ii).

1.1.67 “Further Indication Program Notice” has the meaning set forth in Section 3.3(b)(ii).

1.1.68“Governmental Authority” means any applicable government authority, court, tribunal, arbitrator, agency, legislative body, commission or other instrumentality of (a) any government of any country or jurisdiction, (b) any state, province, county, city or other political subdivision thereof or (c) any supranational body.

1.1.69“Hemophilia A Milestone 1” means […***…]

*** Certain Confidential Information Omitted

[…***…].

1.1.70“Hemophilia A Milestone 2” means […***…].

1.1.71“[…***…]” has the meaning set forth in Exhibit 1.1.72.

1.1.72“In-License Agreements” means any contract or agreement with a Third Party pursuant to which Poseida, during the Term, in-licenses or otherwise maintains Control of Patent Rights, Know-How or other Intellectual Property rights that constitute Licensed IP for purposes of this Agreement. The In-License Agreements existing as of the Effective Date, as set forth on Exhibit 1.1.72 (which, for clarity, subject to Section 5.2(g)(iii), exclude the Excluded In-License Agreements), are deemed Controlled by Poseida as of the Effective Date and additional payments by Takeda are not required thereunder.

1.1.73“IND” means an application submitted to a Regulatory Authority to initiate human clinical trials, including (a) an Investigational New Drug application or any successor application or procedure filed with the FDA, (b) any equivalent of a U.S. Investigational New Drug application in any country outside the United States, and (c) all supplements and amendments that may be filed with respect to the foregoing.

1.1.74“Indemnified Party” has the meaning set forth in Section 11.4.

1.1.75“Indemnifying Party” has the meaning set forth in Section 11.4.

1.1.76“Indications” means, collectively, the […***…] Indications and the […***…] Indications.

1.1.77“Initial Indication Program” has the meaning set forth in Section 3.3(a)(i).

1.1.78“Initial Technology Transfer” has the meaning set forth in Section 4.4(a)(i).

1.1.79“Intellectual Property” means all intellectual property and proprietary rights, including (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent and invention disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, brand names, trade names, domain names, and business and product names, and all applications and registrations therefor, and all extensions and renewals thereof, and all goodwill of the business connected with the use of and symbolized by the foregoing, (c) all copyrights and copyrightable works, works of authorship (whether or not copyrightable), all mask

*** Certain Confidential Information Omitted

works, industrial designs, and protectable designs, and all applications and registrations therefor, and all extensions and renewals thereof, (d) all trade secrets and confidential business information (including research and development, know-how, formulae, compositions, processes, techniques, methodologies, technical information, designs, industrial models, manufacturing, engineering and technical drawings, specifications, research records, records of inventions, test information, customer and supplier lists, customer data, pricing and cost information, and business and marketing plans and proposals), and (e) all rights to use all of the foregoing and all other rights in, to, and under the foregoing.

1.1.80“Invention” means any invention or discovery, whether or not patentable, that is conceived, in whole or in part, under this Agreement.

1.1.81“[…***…]” has the meaning set forth in Exhibit 1.1.53.

1.1.82“Joint Arising IP” has the meaning set forth in Section 7.2(b)(iii).

1.1.83“Joint Manufacturing Working Group” has the meaning set forth in Section 2.1(i).

1.1.84“Joint Patents” includes any Patent Rights under the Joint Arising IP, but excluding, for clarity, any Poseida Patents or Takeda Patents.

1.1.85“JSC” has the meaning set forth in Section 2.1(a).

1.1.86“Know-How” means any intangible information, including data, inventions (including, for clarity, Inventions), practices, methods, protocols, formulas, knowledge, know-how, trade secrets, processes, assays, skills, experience, techniques, governmental or regulatory information (including all regulatory materials submitted or required to be submitted to a Regulatory Authority, or received from a Regulatory Authority, in connection with a clinical trial, manufacturing or marketing authorization), and results of experimentation and testing, including pharmacological, toxicological and pre-clinical and clinical data and analytical and quality control data, patentable or otherwise.

1.1.87“Knowledge” means the good faith understanding of the facts and information after performing a diligent investigation with respect to such facts and information, of […***…].

1.1.88“Law” means any applicable law, statute, rule, regulation, ordinance or other pronouncement having the effect of law of any Governmental Authority, including any rules, regulations, regulatory guidelines or other requirements of any Regulatory Authorities, major national securities exchanges or major securities listing organizations that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder, including, to the extent applicable, current good clinical practice, good laboratory practice and good manufacturing practice.

1.1.89“License Option” means each Additional Indication License Option and each Further Indication License Option, as applicable.

*** Certain Confidential Information Omitted

1.1.90“License Option Period” means the Additional Indication Option Period and the Further Indication Option Period, as applicable.

1.1.91“Licensed IP” means, collectively, the Licensed Know-How and the Licensed Patent Rights.

1.1.92“Licensed Know-How” means all Know-How, including Know-How included in Poseida Background IP, Poseida Arising IP and Joint Arising IP, owned or otherwise Controlled by Poseida or any of its Affiliates as of the Effective Date, or during the Term, that is necessary or reasonably useful to Develop, Manufacture, Commercialize, use, sell, offer for sale, or otherwise Exploit Licensed Products for the Field in the Territory.

1.1.93“Licensed Patent Rights” means any and all Patent Rights, including Patent Rights included in Poseida Background IP, Poseida Arising IP and Joint Arising IP, owned or otherwise Controlled by Poseida or any of its Affiliates as of the Effective Date, or during the Term, that are necessary or reasonably useful to Develop, Manufacture, Commercialize, use, sell, offer for sale, or otherwise Exploit Licensed Products for the Field in the Territory.

1.1.94“Licensed Product” means any product that contains or incorporates a Selected Candidate, including all methods, forms, presentations, dosage strengths, dosage forms and formulations thereof, for administration by any method of delivery. For clarity, […***…].

1.1.95[…***…].

1.1.96“Losses” means liabilities, costs, expenses, and losses, including reasonable legal expenses and attorneys’ fees.

1.1.97“Manufacture” or “Manufacturing” means, with respect to a product and as applicable, all activities associated with the production, manufacture, supply, processing, filling, packaging, labeling, shipping, and storage of such product or any components thereof, including process and formulation development, process validation, stability testing, manufacturing scale-up, preclinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing and release.

1.1.98“Materials” has the meaning set forth in Section 3.6.

1.1.99“Net Sales” means for any period and for any country or other jurisdiction in the Territory, […***…]

[…***…]

*** Certain Confidential Information Omitted

[…***…].

1.1.100“Non-Acquired Party” has the meaning set forth in Section 5.7.

1.1.101“Non-Bankrupt Party” has the meaning set forth in Section 5.5.

1.1.102“Non-Breaching Party” has the meaning set forth in Section 10.3(a).

1.1.103“Out-of-Pocket Costs” means amounts paid to permitted subcontractors (without mark-up) under arm’s length arrangements for services or material provided by them in performance of activities under the applicable Research Plan.

1.1.104“Party” or “Parties” means Poseida or Takeda.

1.1.105“Patent Rights” means patents, patent applications or provisional patent applications, utility models and utility model applications, design patents or registered industrial designs and design applications or applications for registration of industrial designs, and all substitutions, divisionals, continuations, continuation‑in-part applications, continued prosecution applications, requests for continued examinations, reissues, reexaminations and extensions thereof, in any country of the world.

1.1.106“Patent Subcommittee” has the meaning set forth in Section 2.1(f)(i).

1.1.107“Payload” means a Poseida Payload, a Takeda Payload or any Public Domain Payload.

1.1.108 “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.1.109“Phase 1 Clinical Trial” means a study of a Licensed Product, the principal purpose of which is a preliminary determination of safety, tolerability, pharmacological activity or pharmacokinetics in the target patient population, or a similar Clinical Trial prescribed by the applicable Regulatory Authorities, pursuant to Law or otherwise, including the trials referred to in 21 C.F.R. § 312.21(a), as amended, or an equivalent Clinical Trial required by a Regulatory Authority outside of the United States, in each case, sponsored by Takeda or its Affiliate or Sublicensee.

1.1.110“Phase 2 Clinical Trial” means a study of a Licensed Product, the principal purpose of which is to evaluate preliminary efficacy and establish safety, appropriate dosage and pharmacological activity in the target patient population, or a similar Clinical Trial

*** Certain Confidential Information Omitted

prescribed by the applicable Regulatory Authorities, pursuant to Law or otherwise, including the trials referred to in 21 C.F.R. § 312.21(b), as amended, or an equivalent Clinical Trial required by a Regulatory Authority outside of the United States, in each case, sponsored by Takeda or its Affiliate or Sublicensee. For purposes of this Agreement, a human clinical trial that combines elements of a Phase 1 Clinical Trial and a Phase 2 Clinical Trial (a phase 1/2 clinical trial) shall be deemed a Phase 2 Clinical Trial upon the initiation of the Phase 2 Clinical Trial portion or cohort of such Clinical Trial.

1.1.111“Phase 3 Clinical Trial” means a human clinical trial that is prospectively designed to demonstrate statistically whether a Licensed Product is safe and effective for use in humans in a manner sufficient to obtain Regulatory Approval to market such Licensed Product in patients having the disease or condition being studied as described in U.S. 21 C.F.R. § 312.21(c), or an equivalent Clinical Trial required by a Regulatory Authority outside of the United States, in each case, sponsored by Takeda or its Affiliate or Sublicensee. For purposes of this Agreement, a human clinical trial that combines elements of a Phase 2 Clinical Trial and a Phase 3 Clinical Trial (a phase 2/3 clinical trial) shall be deemed a Phase 3 Clinical Trial upon the initiation of the Phase 3 Clinical Trial portion or cohort of such Clinical Trial.

1.1.112“Platform Evaluation Subcommittee” has the meaning set forth in Section 2.1(g).

1.1.113“Platform Evaluation Work” means the research, development and evaluation of the Poseida Technology Platforms conducted by Poseida following the Effective Date and pursuant to the Platform Evaluation Work Plan.

1.1.114“Platform Evaluation Work Plan” means a research and evaluation work plan for the Poseida Technology Platforms set forth on Exhibit 1.1.114, as may be amended from time to time in accordance with this Agreement.

1.1.115[…***…].

1.1.116[…***…].

1.1.117“Poseida” has the meaning set forth in the Preamble.

1.1.118“Poseida Arising IP” has the meaning set forth in Section 7.2(b)(i)(1).

1.1.119“Poseida Background IP” has the meaning set forth in Section 7.2(a)(i). For clarity, Poseida Background IP includes all Poseida Technology Platforms existing either (x) prior to the Effective Date or (y) on or after the Effective Date and independent of this Agreement.

1.1.120“Poseida Indemnitee” has the meaning set forth in Section 11.2.

1.1.121“Poseida LNP” has the meaning set forth in Section 1.1.125.

1.1.122“Poseida Patents” includes any Patent Rights under the Poseida Arising IP, but excluding, for clarity, any Joint Patents.

1.1.123“Poseida Payload” means Poseida’s proprietary (including Covered by Poseida Background IP and not otherwise publicly available) DNA or RNA material, which may include […***…]

*** Certain Confidential Information Omitted

[…***…].

1.1.124“Poseida Platform Trademarks” means those trademarks Controlled by Poseida set forth in Exhibit 1.1.124.

1.1.125“Poseida Technology Platforms” means, as of the Effective Date or thereafter during the Term, (a) nucleic acid modification technology platforms Controlled by Poseida that are relevant to the applicable Program, including without limitation, (i) gene insertion technologies, such as Super piggyBac (“SPB”) and site-specific Super piggyBac (“ssSPB”), and (ii) gene editing technologies, such as Cas-CLOVER (“Cas-CLOVER”), and (b) proprietary LNP delivery technologies Controlled by Poseida, including any and all LNP delivery compositions (“Poseida LNP”), in each case of (a) and (b) as further described on Exhibit 1.1.125, and any improvements thereto.

1.1.126“Pre-Existing Affiliates” has the meaning set forth in Section 5.7.

1.1.127“Product Trademark” means any trademark or service mark for use in connection with the distribution, marketing, promotion and sale of Licensed Products, or accompanying logos, trade dress or indicia of origin, but specifically excluding the corporate names and logos of the Parties and their Related Parties.

1.1.128“Program” means each of the Initial Indication Programs, the Additional Indication Programs and the Further Indication Programs, which, for clarity, shall continue for the Term of this Agreement or until terminated by Takeda.

1.1.129“Program Failure” means, with respect to a given Program, that further progression of such Program is not commercially reasonable due to (a) […***…], (b) […***…], or (c) […***…].

1.1.130“Program Subcommittee” has the meaning set forth in Section 2.1(h).

1.1.131“Public Domain Payload” means DNA or RNA material that is either wild-type or otherwise entirely in the public domain, including with respect to components of such DNA or RNA material and configuration thereof, where such DNA or RNA material comprises[…***…].

1.1.132“Receiving Party” has the meaning set forth in Section 8.1(a).

1.1.133“Regulatory Approval” means the approvals, licenses, registrations or authorizations of the applicable Regulatory Authority necessary for the marketing and sale of a Licensed Product for a particular Indication in a country, including separate pricing or reimbursement approvals that may be required or desirable in a given jurisdiction.

1.1.134“Regulatory Authority” means the federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing or sale of a Licensed Product in a country or jurisdiction.

*** Certain Confidential Information Omitted

1.1.135“Related Party” means, with respect to a Party, such Party’s Affiliates and permitted Sublicensees.

1.1.136“[…***…]” has the meaning set forth in Section 3.3(a)(ii).

1.1.137“Research Activities” means the activities to be conducted by the Parties in support of the Collaboration, as set forth in the Research Plans.

1.1.138“Research Costs” means all reasonable and documented costs, including the FTE Costs incurred, and the Out-of-Pocket Costs recorded as an expense in accordance with the Applicable Accounting Standards, incurred by Poseida that are reasonably identifiable or allocable to its activities under a given Program consistent with the applicable Research Plan, including, for the avoidance of doubt, […***…].

1.1.139“Research Costs Cap” means, with respect to each Program, the budget amount specified in the Research Plan for such Program, and excess amounts to the extent such amounts do not exceed […***…] of the total amounts to be incurred under the applicable Research Plan; provided, however that additional excess amounts may, subject to the unanimous approval of the JSC, be included in Research Costs if such additional excess amounts were caused by circumstances not within the reasonable control of Poseida.

1.1.140“Research Period” means (a) with respect to the Initial Indication Programs, the period from the Effective Date until Candidate Selection or (b) with respect to the Additional Indication Programs and the Further Indication Programs, from Takeda’s exercise of the relevant License Option until Candidate Selection, in each case of (a) and (b), unless extended by mutual agreement of the Parties.

1.1.141“Research Plan” means a research plan setting forth in reasonable detail the work projects, Indication, scientific objectives and criteria, Research Activities with respect to a Program, timeframe for such Research Activities, and related budget, as such may be reviewed and amended by the JSC from time to time pursuant to Section 2.1(d)(iii). The initial Research Plans for each of the Initial Indication Programs as of the Effective Date are attached hereto as Exhibit 1.1.141A and Exhibit 1.1.141B, respectively.

1.1.142“Reversion IP” has the meaning set forth in Section 10.5(b)(i)(1).

1.1.143“Reversion Products” has the meaning set forth in Section 10.5(b)(i)(1).

1.1.144“Royalty Term” has the meaning set forth in Section 6.6(b).

1.1.145“Safety Concern” means, with respect to any Licensed Product, (a) […***…] or (b) […***…].

1.1.146“Selected Candidate” has the meaning set forth in Section 1.1.26.

1.1.147“SPB” has the meaning set forth in Section 1.1.125.

*** Certain Confidential Information Omitted

1.1.148“ssSPB” has the meaning set forth in Section 1.1.125.

1.1.149“Step-In Right” has the meaning set forth in Section 10.4.

1.1.150“Sublicensee” means a Third Party to whom Poseida has granted or grants rights to conduct Research Activities, or to whom Takeda has granted or grants rights to conduct any activities of Takeda pursuant to this Agreement or to otherwise Exploit any Licensed Product, or any further sublicensee of such rights (regardless of the number of tiers, layers or levels of sublicenses of such rights), in each case, in accordance with Sections 5.2(a), 5.2(b), and 5.2(c).

1.1.151“Takeda” has the meaning set forth in the Preamble.

1.1.152“Takeda Arising IP” has the meaning set forth in Section 7.2(b)(ii)(1).

1.1.153“Takeda Background IP” has the meaning set forth in Section 7.2(a)(ii). For clarity, Takeda Background IP includes Takeda Payload and Takeda Materials.

1.1.154“Takeda Indemnitee” has the meaning set forth in Section 11.1.

1.1.155“Takeda Materials” means the Takeda Payload or other materials or research tools, […***…], which Takeda may provide to Poseida for use in connection with the Platform Evaluation Work Plan or a Research Plan.

1.1.156“Takeda Patents” includes any Patent Rights under the Takeda Arising IP, but excluding, for clarity, any Joint Patents.

1.1.157“Takeda Payload” means Takeda’s proprietary (including covered by Takeda Background IP and not otherwise publicly available) DNA or RNA material, which may include […***…].

1.1.158“Tax” or “Taxes” means any form of tax or taxation, levy, duty, charge, social security charge, contribution or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed by, or payable to, any government, state or municipality, or any local, state, federal or other fiscal, revenue, customs, or excise authority, body or official in the Territory.

1.1.159“Term” has the meaning set forth in Section 10.1.

1.1.160“Territory” means worldwide.

1.1.161“Third Party” means any Person other than Poseida or Takeda and their respective Affiliates.

1.1.162“Third Party Claim” means any claim, demand, action or other proceeding by any Third Party.

1.1.163“Third Party Infringement” has the meaning set forth in Section 7.6(a).

*** Certain Confidential Information Omitted

1.1.164“[…***…] Indication Exclusivity Period” means from the Effective Date until […***…].

1.1.165“[…***…] Indications” means the indications listed on Exhibit 1.1.165.

1.1.166“[…***…] Indications” means the indications listed on Exhibit 1.1.166.

1.1.167“United States” or “U.S.” means the United States of America and its territories and possessions.

1.1.168“Valid Claim” means (a) a composition of matter claim or method of use in an issued and unexpired Licensed Patent Right to the extent such claim has not expired or irretrievably lapsed or been abandoned, dedicated to the public, revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final order, from which no further appeal can be taken, and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise or (b) a pending application for a Licensed Patent Rights that (i) has been pending for less than […***…] from […***…] and (ii) has not been finally cancelled, withdrawn, abandoned or rejected by an administration agency action from which no appeal can be taken.

1.1.169“VAT” means, within the European Union, such Tax as may be charged in accordance with (but subject to derogations from) Directive 2006/112/EC and, outside the European Union, value added Tax or any form of consumption Tax, as well as all other forms of Taxes charged on the supply of a good or a service, including sales Tax and goods and services Tax.

ARTICLE II

GOVERNANCE

2.1Joint Steering Committee.

(a)Formation. Within […***…] after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) that shall oversee the activities of the Parties under the Collaboration. The JSC shall be comprised of at least […***…] representatives from each Party. Each Party’s JSC representatives shall have appropriate technical credentials, experience, knowledge, and authority within such Party’s organization for service on the JSC in light of the functions, responsibilities and authority of the JSC. Each Party may replace any or all its representatives on the JSC with individual(s) of appropriate credentials, experience, knowledge and authority at any time upon written notice to the other Party. Additional representatives or consultants of a Party may from time to time, by mutual consent of the Parties, be invited to attend JSC meetings; provided that such representatives and consultants are subject to written confidentiality and non-use obligations no less stringent than the requirements of ARTICLE VIII.

(b)JSC Chairperson. The JSC shall be co-chaired, with one chairperson designated by Poseida and one chairperson designated by Takeda, whose responsibilities shall include conducting meetings, including, when feasible, ensuring that objectives for each meeting

*** Certain Confidential Information Omitted

are set and achieved. Responsibility for running each meeting of the JSC will alternate between the co-chairpersons from meeting-to-meeting, with Poseida’s chairperson running the first meeting.

(c)Meetings. The JSC shall meet in person or by teleconference at least […***…], or more frequently as Poseida and Takeda deem appropriate or as reasonably requested by either Party, on such dates and at such times as the Parties shall agree; provided that the Parties shall endeavor to have the first meeting of the JSC within […***…] after its formation. Meetings of the JSC, when conducted in person, shall alternate between the offices of Poseida and Takeda, or such other places as the Parties may agree. The members of the JSC also may convene or be consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate. At least […***…] from each Party must be present at a meeting of the JSC to have a quorum.

(d)JSC Responsibilities. The JSC shall have the following responsibilities with respect to the Collaboration:

(i)monitoring, reviewing, discussing and coordinating the overall progress of the Parties under the Collaboration;

(ii)monitoring, reviewing, discussing and coordinating the overall progress of the Parties under the Platform Evaluation Work Plan and the Research Plans;

(iii)reviewing, discussing and preparing any amendments to any Research Plan or the Platform Evaluation Work Plan, including for Takeda to take over responsibility for certain Research Activities prior to Candidate Selection;

(iv)overseeing the conduct of activities under the Platform Evaluation Work Plan and Research Plans, including receiving and reviewing progress reports, data, and other information provided by the Parties in connection with such plans;

(v)maintaining a current list of Available Indications;

(vi)establishing, but not delegating decision making authority to, such additional subcommittees as it deems necessary to achieve the objective and intent of this Agreement;

(vii)overseeing the JSC’s subcommittees, if any, and ensuring effective participation in each such subcommittee’s operations by any of its members;

(viii)determining the occurrence of a Program Failure;

(ix)addressing any other matters referred to the JSC by the terms of this Agreement;

(x)attempting to resolve any disputes on matters within the JSC’s or any subcommittee’s authority on an informal basis and in good faith prior to the initiation of escalation or other formal dispute resolution mechanisms hereunder; and

(xi)performing such other activities as the Parties agree in writing shall be the responsibility of the JSC.

(e)Appointment of Subcommittees and Project Teams. The JSC shall be empowered to create such subcommittees of itself and project teams as it may deem appropriate or necessary, including a Patent Subcommittee, Platform Evaluation Subcommittee, Program

*** Certain Confidential Information Omitted

Subcommittee and Joint Manufacturing Working Group, each as described further below, among others. Each such subcommittee and project team shall report to the JSC, which shall have authority to approve or reject recommendations or actions proposed thereby, subject to the terms of this Agreement. The provisions of Section 2.1(a) (excluding the first sentence thereof), Section 2.1(b) and Section 2.1(c) shall apply to each subcommittee, mutatis mutandis, unless otherwise determined by the JSC.

(f)Patent Subcommittee.

(i)Formation. Within […***…] of the formation of the JSC, the Parties shall establish a subcommittee to manage the overall coordination, communication and oversight of the Parties’ activities with respect to the Patent Rights arising under this Agreement (the “Patent Subcommittee”). Each Party shall designate […***…] for the Patent Subcommittee, which representative may, but need not be, an employee of such Party.  Each representative shall have the appropriate level of experience regarding patent prosecution, maintenance, enforcement, and defense of Patent Rights.  Each Party may designate a substitute for its Patent Subcommittee representative if such Party’s designated representative is unable to be present at a meeting.  From time to time each Party may replace its representative by written notice to the other Party specifying the prior representative and his or her replacement.

(ii)Responsibilities. The Patent Subcommittee’s responsibilities shall be to serve as a discussion and information sharing forum with respect to the determination of  and filing strategies for Poseida Arising IP and Takeda Arising IP pursuant to Section 7.2(b)(i) and Section 7.2(b)(ii), respectively, and Joint Arising IP pursuant to Section 7.2(b)(iii) and the matters set forth in Section 7.4(d) and Section 7.4(e).

(g)Platform Evaluation Subcommittee. Within […***…] of the formation of the JSC, the Parties shall establish a subcommittee to serve as a discussion and information sharing forum with respect to managing the review and transfer, in accordance with Section 4.4, of material data, reports and other information, including scientific and other know-how, sequences (including nucleic acid and amino acid sequences), assembly procedures, specifications, skills, techniques, procedures and experiences, resulting from the conduct of the Platform Evaluation Work Plan or otherwise necessary or reasonably useful for the conduct of the Research Plans (the “Platform Evaluation Subcommittee”). Each Party shall provide the materials and information listed in this Section 2.1(g) to the Platform Evaluation Subcommittee. The Platform Evaluation Subcommittee shall consist of an equal (and agreed upon) number of representatives from each of the Parties. The Platform Evaluation Subcommittee shall meet quarterly, or as otherwise mutually agreed by the Parties. Each Party may designate a substitute for one or more of its Platform Evaluation Subcommittee representatives if one or more of such Party’s designated representatives is unable to be present at a meeting.  From time to time each Party may replace a representative by written notice to the other Party specifying the prior representative and his or her replacement. The Platform Evaluation Subcommittee shall be subject to the oversight, review and approval of, and shall report to, the JSC.

(h)Program Subcommittee. Within […***…] of the formation of the JSC, the Parties shall establish a subcommittee to manage the overall coordination, communication and oversight of therapeutics developed for a Program (the “Program Subcommittee”). The Program Subcommittee shall consist of an equal (and agreed upon) number of representatives from each of the Parties. The Program Subcommittee shall meet quarterly, or as otherwise mutually agreed by the Parties. Each Party may designate a substitute for one or more of its Program Subcommittee representatives if one or more of such Party’s designated representatives is unable

*** Certain Confidential Information Omitted

to be present at a meeting.  From time to time each Party may replace a representative by written notice to the other Party specifying the prior representative and his or her replacement. The Program Subcommittee shall be subject to the oversight, review and approval of, and shall report to, the JSC.

(i)Joint Manufacturing Working Group. Within […***…] of the formation of the JSC, the Parties shall establish a subcommittee that will be responsible for Manufacturing and supply matters delegated to it by the JSC (the “Joint Manufacturing Working Group”). The Joint Manufacturing Working Group shall consist of an equal (and agreed upon) number of representatives from each of the Parties, each with requisite experience and seniority to enable such person to oversee and make decisions regarding CMC activities and matters under this Agreement. The Joint Manufacturing Working Group shall meet monthly, or as otherwise mutually agreed by the Parties. Each Party may designate a substitute for one or more of its Joint Manufacturing Working Group representatives if one or more of such Party’s designated representatives is unable to be present at a meeting.  From time to time each Party may replace a representative by written notice to the other Party specifying the prior representative and his or her replacement. The Joint Manufacturing Working Group shall be subject to the oversight, review and approval of, and shall report to, the JSC.

(j)Decision-Making Authority.

(i)Subject to the remainder of this Section 2.1(j), all decisions of the JSC shall be made by consensus, with each Party’s JSC representatives collectively having […***…].

(ii)If the JSC is unable to reach a consensus with respect to a dispute within […***…], then the dispute shall be submitted to the Executive Officers of Poseida and Takeda for resolution, who shall promptly initiate discussions in good faith to resolve such dispute.

(iii)If such escalated dispute cannot be resolved within […***…] of the dispute being submitted to the Executive Officers, then subject to clause (iv) below, (A) […***…].

(iv)[…***…].

(v)Upon […***…] prior written notice, either Party may convene a special meeting of the JSC for the purpose of resolving any failure to reach agreement on a matter within the scope of the authority and responsibility of the JSC.

(k)Dissolution of JSC. With respect to each Program, the JSC’s responsibilities, and the responsibilities of any subcommittee under the JSC, shall terminate automatically upon […***…]

*** Certain Confidential Information Omitted

[…***…]. Thereafter, each Party shall designate, to the extent necessary, a contact person for the exchange of information under this Agreement or such exchange of information shall be made through the Alliance Managers, and decisions of the JSC, if any, shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement.

2.2Limitation on JSC Authority. The JSC shall conduct its activities in good faith and shall not have the power to (a) amend or modify the Parties’ respective rights and obligations under this Agreement, (b) waive either Party’s compliance with the terms and conditions of this Agreement, (c) determine any issue in a manner that would conflict with the express terms and conditions of this Agreement, (d) resolve any dispute between the Parties regarding such rights and obligations or (e) require the other Party to violate any applicable Law, ethical requirement or any agreement it may have with any Third Party. For clarity, […***…] shall have the sole authority and discretion for Candidate Selection with respect to a Program.

2.3Expenses. Each Party shall be responsible for all costs and expenses for its members and other representatives to attend meetings of, and otherwise participate in, the JSC and any subcommittees and project teams, including all travel and related costs and expenses.

2.4Alliance Managers.

(a)Each Party shall appoint an alliance manager who is an employee of such Party (each, an “Alliance Manager”). Each Alliance Manager shall be responsible to ensure a collaborative work environment between the Parties and that the Collaboration is run smoothly, professionally and productively. Each Alliance Manager shall act in his or her discretion to facilitate the execution of the Collaboration throughout their organization and will (i) oversee and support implementation plans, (ii) promote effectiveness of the governance model and implementation of contractual provisions and lead any changes to enhance the Collaboration, (iii) facilitate the JSC and any subcommittees and project teams for effective decision making in a timely manner, and (iv) undertake such other tasks as are detailed in this Agreement or as may be assigned by the JSC. Each Alliance Manager will serve as the primary point of contact for the other Party under the Collaboration. Each Alliance Manager shall attend each meeting of the JSC. Each Party may change its Alliance Manager at any time in its sole discretion with written notice to the other Party.

(b)The Alliance Managers shall be responsible for (i) scheduling meetings of the JSC and subcommittees, (ii) setting agendas for JSC and subcommittee meetings with solicited input from the co-chairs and other members and (iii) for acting as secretary at each such meeting and preparing the draft minutes of such meeting, which shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JSC or subcommittee. Within […***…] after each such meeting, the drafting Alliance Manager shall provide the draft minutes to the other Alliance Manager for review and comment. The drafting Alliance Manager shall reasonably consider all comments from the other Alliance Manager that are provided within […***…]. The drafting Alliance Manager shall prepare and submit revised minutes for approval within […***…] after receipt of such comments or upon the expiration of such […***…] comment period. Beginning with Poseida’s Alliance Manager, such responsibilities shall alternate between the Alliance Managers on a meeting-by-meeting basis after each meeting of the JSC or subcommittee, as applicable.

*** Certain Confidential Information Omitted

ARTICLE III

COLLABORATION

3.1Platform Evaluation Work Plan and Activities.

(a)Initial Platform Evaluation Work Activities. Poseida shall perform the activities set forth in the Platform Evaluation Work Plan, which shall be at its own cost, in accordance with the timelines set forth therein, including all activities required to complete engineering and evaluation work and deliver the Final Data Package to Takeda.

(b)Final Data Package. Within […***…] after the completion of the activities under the Platform Evaluation Work Plan, Poseida shall provide Takeda with the Final Data Package ([…***…]). During the […***…] period following delivery to Takeda of the Final Data Package, Takeda shall have the opportunity to review and inspect the Final Data Package and to ask […***…] questions of, or request […***…] additional information from, Poseida and receive […***…] answers or receipt of information from Poseida related thereto. […***…]. Notwithstanding the foregoing, no limitation on additional information or data shall modify the contents required to be in the Final Data Package. Poseida shall use Commercially Reasonable Efforts to provide to Takeda such requested supplemental data or information within […***…] of its receipt of such notice and […***…].

(c)Amendment of the Platform Evaluation Plan. Either Party, directly or through its representatives on the JSC, may propose amendments to the Platform Evaluation Work Plan from time to time, as appropriate, including in light of changed circumstances. Any and all such amendments shall be subject to approval by the JSC as set forth in Section 2.1(d), subject to the decision-making authority of Section 2.1(j).

3.2Research Plans.

(a)Research Activities. Subject to the terms and conditions of this Agreement, the Parties agree to conduct research and pre-clinical development on a collaborative basis in connection with the Programs as further described below. Each Party will use […***…] to perform its assigned activities as set forth in the Research Plans for each Program during the Research Period in accordance with the timelines specified therein; provided

*** Certain Confidential Information Omitted

that, prior to Candidate Selection, Takeda may, in its sole discretion, upon […***…] prior written notice to Poseida, […***…]; provided, further, that, during such […***…] period, the Parties […***…]. Without limiting the foregoing, each Party will conduct the Research Activities assigned to it under the Research Plans in a good scientific manner and in compliance in all material respects with applicable Law, including applicable national and international (e.g., ICH, GCP, GLP, and GMP) guidelines.

(b)Additional Research Plans and Amendment. Takeda shall be responsible for the preparation, in its sole discretion, and presentation to the JSC for approval, of the Research Plan for any Additional Indication Program or Further Indication Program, provided that the FTE requirements shall not be […***…]. Either Party, directly or through its representatives on the JSC, may propose amendments to the Research Plans from time to time, as appropriate, including in light of changed circumstances. Any and all such Research Plans and amendments to any Research Plan (including with respect to any […***…]) shall be subject to approval by the JSC as set forth in Section 2.1(d), subject to the decision-making authority of Section 2.1(j). In the event of any inconsistency between the Research Plans and this Agreement, the terms of this Agreement shall prevail. For clarity, Research Activities under the Research Plans may be conducted in parallel to the Platform Evaluation Work.

(c)Takeda Technology Transfer. Takeda shall make available to Poseida […***…], the Takeda Background IP and any other information or materials Controlled by Takeda or any of its Affiliates that in each case is necessary for Poseida to conduct its activities under the Research Plan. Takeda shall make its relevant scientific and technical personnel reasonably available to answer any questions or provide instructions as reasonably requested by Poseida concerning the use and understanding of the items delivered pursuant to this Section 3.2(c).

3.3Research Activities.

(a)Initial Indication Programs.

(i)Takeda has initiated and elected to initiate, respectively, […***…] programs for the Indications of (A) hemophilia A and (B) […***…] (each an “Initial Indication Program” and together, the “Initial Indication Programs”). Pursuant to the terms of this Agreement and as further provided in this ARTICLE III, each Party shall use Commercially Reasonable Efforts to carry out the activities assigned to it as specified in the applicable Research Plan through Candidate Selection. […***…].

*** Certain Confidential Information Omitted

(ii)[…***…].

(b)Takeda Option for Additional Programs.

(i)Additional Indication Programs. Takeda shall have the right to select Indications, in accordance with Section 3.3(c), for up to four (4) additional programs (each an “Additional Indication Program”) at any time not later than […***…], as such period may be extended pursuant to Section 3.1(b) (the “Additional Indication Option Period”). Takeda shall have the right to exercise its option (the “Additional Indication License Option”) by providing written notice of such election to Poseida (“Additional Indication Program Notice”) at any time after the Effective Date and prior to the end of the Additional Indication Option Period. Upon exercising the Additional Indication License Option and Poseida’s receipt of the Additional Indication Program Notice, Takeda shall be deemed to have entered into the license set forth in Section 5.2(c). […***…].

(ii)Further Indication Programs. Takeda shall have the right to select Indications, in accordance with Section 3.3(c), for up to two (2) further Programs (each a “Further Indication Program”) at any time not later than […***…], as such period may be extended pursuant to Section 3.1(b) (the “Further Indication Option Period”). Takeda shall have the right to exercise its option (the “Further Indication License Option”) by providing written notice of such election to Poseida (“Further Indication Program Notice”) at any time after the Effective Date and prior to the end of the Further Indication Option Period. Upon exercising the Further Indication License Option and Poseida’s receipt of the Further Indication Program Notice, Takeda shall be deemed to have entered into the license set forth in Section 5.2(c). […***…].

(iii)Diligence.  Pursuant to the terms of this Agreement and as further provided in this ARTICLE III, each Party shall use […***…] to carry out the activities assigned to it as specified in the applicable Research Plan for any Additional Indication Program and Further Indication Program.

[…***…]

*** Certain Confidential Information Omitted

[…***…]

(c)Indication Availability.

(i)[…***…] Indications. Takeda may select a […***…] Indication for use in an Additional Indication Program, Further Indication Program or as a […***…] at any time during the […***…] Indication Exclusivity Period. Following the […***…] Indication Exclusivity Period, with respect to the Additional Indication Programs and Further Indication Programs, Takeda shall still have the right to […***…].

(ii)[…***…] Indications. Takeda may select a […***…] Indication as a […***…] or as the Indication for an Additional Indication Program or Further Indication Program, in each case, subject to Availability.

3.4Research Costs.

(a)Within […***…] after the end of each Calendar Quarter of the Research Plans, Poseida shall invoice Takeda for the Research Costs incurred by Poseida in connection with the performance of activities under the Research Plans, in accordance with the budgets set forth therein, during such Calendar Quarter and in accordance with the Research Plans, and Takeda shall pay each invoice in accordance with Section 6.11 within […***…] of receipt of such invoice. Notwithstanding the foregoing, if cumulative Research Costs with respect to any Research Plan exceed the applicable Research Costs Cap, as adjusted pursuant to Section 1.1.139 (the “Excess Cost”), then […***…].

(b)Except as expressly set forth in this Agreement and subject to Section 6.6(c)(ii), as between the Parties, […***…] shall be solely responsible for any obligations, financial or otherwise, owed by […***…] or its Affiliates to Third Parties, including with respect to any Intellectual Property rights licensed to […***…] by such Third Parties.

(c)Takeda shall be responsible for all costs incurred by Takeda in performing the Research Activities pursuant to the Research Plans.

3.5Records.

  Each Party will maintain scientific records, accounts, notes, reports and data with respect to its Research Activities, in accordance with applicable Law and standard pharmaceutical industry practices and in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which will fully and properly reflect all work done and results achieved in the performance of the Research Activities by such Party under the Research Plans; provided that in no case shall such records be maintained for less than […***…] following the Calendar Year to which such records pertain or such longer period as required by applicable Law or any In-License Agreement […***…]. Upon the other Party’s written request, the Party receiving such written request shall send legible copies of the aforesaid to the other Party throughout the Term and for a minimum of […***…] following such Term. In accordance with (a) the reporting format and schedule approved by the JSC, each Party shall promptly disclose to the other Party in writing any material data, including material pre-clinical data, formulation data and manufacturing data, generated by or on behalf of such Party under the Collaboration, and (b) any reporting format and schedule established by the Parties after Candidate Selection, […***…].

*** Certain Confidential Information Omitted

3.6Materials Transfer.

  In order to facilitate the activities contemplated under the Platform Evaluation Work Plan or Research Plans, either Party may provide to the other Party certain biological materials technologies, including, with respect to Takeda, the Takeda Materials (collectively, “Materials”) for use by the other Party in furtherance of the Platform Evaluation Work Plan or Research Plans. Except as otherwise provided for under this Agreement, all such Materials delivered to the other Party will remain the sole property of the supplying Party, will be used only in furtherance of the activities conducted in accordance with the Platform Evaluation Work Plan or Research Plans, will not be used or delivered to or for the benefit of any Third Party (except for subcontractors permitted under this Agreement in furtherance of the Research Plans), without the prior written consent of the supplying Party, and will be used in compliance with applicable Law. The Materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. The supplying Party will provide the other Party the most current material safety data sheet for the Materials upon transfer of any Materials. Except as expressly set forth in this Agreement, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY. At either Party’s request, the Parties shall enter into a materials transfer agreement to govern the transfer of Materials between the Parties.

3.7Adverse Event Reporting.

  Each Party shall be responsible for the monitoring and reporting of safety information, if any, generated in the conduct of its Research Activities and will promptly report such information to the other Party.

3.8Regulatory Matters.

  Until Candidate Selection for a particular Program, (a) Poseida shall provide reasonable assistance to Takeda, at Takeda’s reasonable request […***…], with respect to any activities related to Regulatory Approval of any Licensed Product, and (b) Takeda shall provide reasonable assistance to Poseida at Poseida’s reasonable request […***…] with respect to any activities related to Regulatory Approval of any Poseida Technology Platform or Reversion Product, including any filing, application or submission to any Regulatory Authority, including, in each of clauses (a) and (b), any filing, application or submission to any Regulatory Authority. Following Candidate Selection, Poseida shall provide reasonable assistance to Takeda, at Takeda’s reasonable request and at no additional cost to Takeda for up to […***…] per year with respect to any activities related to Regulatory Approval of any Licensed Product; […***…].

3.9Third Parties.

  Takeda shall be entitled to utilize the services of Third Party contract research organizations to perform its activities under the Research Plans and this ARTICLE III. Unless agreed in a Research Plan, Poseida may not engage a subcontractor to conduct any Research Activities without Takeda’s prior written consent. Poseida shall be entitled to engage subcontractors to conduct its activities under the Platform Evaluation Work Plan, without Takeda’s prior written consent.

*** Certain Confidential Information Omitted

ARTICLE IV

DEVELOPMENT, MANUFACTURE, COMMERCIALIZATION AND REGULATORY MATTERS

4.1Responsibility for Development and Commercialization.

Following Candidate Selection with respect to a Program, Takeda shall be solely responsible, at its sole cost and expense, for all activities related to the Development and Commercialization of the Licensed Products under such Program and Poseida shall have no right or obligation (including research obligations) to Exploit any such Licensed Products; provided that upon mutual agreement of the Parties, Poseida may perform further research activities with respect to such Program.

4.2Diligence.

Following Candidate Selection with respect to a Program, Takeda shall use Commercially Reasonable Efforts to Develop and, following Regulatory Approval, Commercialize […***…].

4.3Regulatory Matters.

At all times during the Term, Takeda shall be responsible for obtaining Regulatory Approval with respect to the Licensed Products, communicating with Regulatory Authorities and otherwise carrying out regulatory activities as set forth in this Agreement. Takeda shall own the INDs, BLAs and related regulatory documents submitted to the applicable Regulatory Authorities by it with respect to the Licensed Products and shall (a) oversee, monitor and coordinate all regulatory actions, communications and filings with, and submissions to, each Regulatory Authority, (b) be responsible for interfacing, corresponding and meeting with each Regulatory Authority, and (c) be responsible for maintaining all regulatory filings. In the event Poseida receives a communication from any Regulatory Authority related to any Licensed Product, Poseida will provide Takeda with a copy of such communication within […***…] of Poseida’s receipt thereof and will reasonably assist Takeda in responding to such communication, provided, for clarity, that Takeda will be the lead in such response.

4.4Know-How and Technology Transfer.

(a)Following Candidate Selection with respect to a Program and at no additional cost to Takeda except as set forth in Section 4.4(c), the Parties shall perform a technology transfer as follows:

(i)Poseida shall make available to Takeda, in a format specified by Takeda (and reasonably acceptable to Poseida), the following items then in existence: […***…] (the “Initial Technology Transfer”). Poseida shall make its relevant scientific and technical personnel reasonably available to answer any questions or provide instructions as reasonably requested by Takeda concerning the use and understanding of the items delivered pursuant to this Section 4.4(a)(i). The Parties shall use […***…] to ensure that the Initial Technology Transfer is efficient and occurs in a reasonably timely manner.

(ii)[…***…].

*** Certain Confidential Information Omitted

(b)Following the Initial Technology Transfer, Takeda shall have the right, at any time and from time to time through Regulatory Approval, to require Poseida to effect a full transfer to Takeda or its designee (which designee may be an Affiliate or a Third Party manufacturer or CMO) of […***…] (each such transfer, an “Additional Technology Transfer”). In furtherance of each Additional Technology Transfer, Poseida shall, and shall use Commercially Reasonable Efforts to cause its CMOs to, […***…]

(c)Poseida shall provide up to […***…] in support of Poseida’s activities under Section 4.4(b); provided, that any FTEs in excess of […***…] shall be at Takeda’s sole cost and expense and Poseida shall invoice Takeda for its costs (including FTE Costs at the FTE Rate) incurred in connection therewith on a quarterly basis. For clarity, the […***…] provided by Poseida under this Section 4.4(c) are separate and in addition to the […***…] provided by Poseida under Section 3.8.

4.5Manufacture by CMO.

(a)Unless otherwise agreed by the Parties, if Poseida is performing any Manufacturing activities that are specific to […***…], through one or more CMOs, then, in connection with the Initial Technology Transfer to Takeda, the Parties will discuss in good faith the assignment or transfer or sublicense to Takeda, to the extent practicable, of the agreements between Poseida and one or more of such CMOs, to the extent such agreements […***…].

(b)As of the Effective Date, with respect to any agreement that Poseida enters into with a CMO to supply Licensed Products (each such agreement, a “CMO Agreement”), Poseida shall use Commercially Reasonable Efforts to provide that such CMO Agreement provides that […***…].

(c)Notwithstanding anything in this Agreement to the contrary, except as otherwise agreed by the Parties and except for […***…]

*** Certain Confidential Information Omitted

[…***…].

4.6	Cooperation.

At Takeda’s reasonable request and expense (and not, for the avoidance of doubt, subject to the Research Cost Cap), and […***…], after Candidate Selection with respect to a Program, Poseida will cooperate with Takeda in the conduct of the Development of the Licensed Products, including providing Takeda with technical assistance and regulatory-related support on an as-needed basis.

4.7Third Parties.

Takeda shall be entitled to utilize the services of Third Parties to perform its Development, Manufacturing and Commercialization activities under this ARTICLE IV or to otherwise Exploit the Licensed Products; provided that it shall comply with Section 5.2(d).

ARTICLE V

GRANT OF LICENSE RIGHTS

5.1Poseida Technology Platforms.

(a)Poseida Technology Platform […***…]. Takeda shall have the right, in its sole discretion […***…], to […***…], as may be described in the Final Data Package at any time not later than (i) […***…], or (ii) […***…], in each case of (i) and (ii) upon written notice to Poseida […***…]; provided, that, in the event of […***…], such period limitation shall not apply and Takeda shall have the right to […***…]. For clarity, […***…].

*** Certain Confidential Information Omitted

(b)Future Poseida Technology Platforms. To the extent Takeda uses, in connection with a Licensed Product, […***…], pursuant to an In-License Agreement entered into after the Effective Date, […***…].

5.2License Grants to Takeda.

(a)Research License. Subject to the terms and conditions of this Agreement, Poseida hereby grants to Takeda a non-exclusive, royalty-free, worldwide, sublicensable (solely to its Affiliates and Third Parties who engage in research activities in collaboration with, or as a fee-for-service for, Takeda or any of its Affiliates) license under the Licensed IP to perform Takeda’s obligations under the Platform Evaluation Work Plan and Research Plans (including any additional activities assumed by Takeda pursuant to Section 3.2(a)).

(b)Initial Indication Programs. Subject to the terms and conditions of this Agreement, with respect to each Initial Indication Program, Poseida hereby grants to Takeda an exclusive, royalty-bearing license, with the right to grant sublicenses to Affiliates and Third Parties (through multiple tiers), under the Licensed IP and Poseida’s interest in the Joint Arising IP, to Exploit any and all Selected Candidates and Licensed Products under such Initial Indication Program in the Territory in the Field.

(c)Additional Indication Programs and Further Indication Programs. Subject to the terms and conditions of this Agreement (including Section 3.3(b)(i) and Section 3.3(b)(ii)), with respect to each Additional Indication Program or Further Indication Program and effective as of the exercise by Takeda of the applicable Additional Indication License Option or Further Indication License Option, Poseida hereby grants to Takeda an exclusive, royalty-bearing license, with the right to grant sublicenses to Affiliates and Third Parties (through multiple tiers), under the Licensed IP and Poseida’s interest in the Joint Arising IP to Exploit any and all Selected Candidates and Licensed Products under such Additional Indication Program or Further Indication Program in the Territory in the Field.

(d)Sublicensing Terms.

(i)Takeda shall have the right to sublicense (through multiple tiers) any of its rights under Section 5.2(b) or Section 5.2(c) to any Affiliate of Takeda or any Third Party, provided that any such sublicense shall comply with the applicable terms of this Agreement. As soon as reasonably practicable (but in any event within […***…] following the grant of any such sublicenses, other than non-exclusive sublicenses in the normal course of business that do not grant commercialization rights to the Sublicensee or sublicenses to Affiliates, Takeda shall notify Poseida of the grant of such sublicense and provide to Poseida a copy of the applicable sublicense agreement, which copy may be redacted with respect to information not pertinent to compliance with this Agreement.

(ii)Notwithstanding any sublicense, Takeda shall remain primarily liable to Poseida for the performance of all of Takeda’s obligations under, and Takeda’s compliance with all terms and conditions of, this Agreement, including all obligations delegated to its Sublicensees.

(e)Retained Rights.  Poseida shall retain rights under the licenses granted to Takeda in this Section 5.2 solely to the extent necessary to conduct its Research Activities under the Research Plans.

*** Certain Confidential Information Omitted

(f)Limitations.  Notwithstanding anything to contrary herein, the foregoing licenses do not include the grant of any rights under the Licensed IP or Poseida’s interest in the Joint Arising IP for purposes of […***…].  For clarity, […***…].

(g)In-License Agreements.

(i)The terms of this Agreement, including the licenses and rights granted to Takeda hereunder, are subject in all respects to terms of the In-License Agreements […***…] and Takeda shall comply with such terms.

(ii)To the extent such information is not the Confidential Information of Takeda, Poseida shall have the right to incorporate information received from Takeda at the JSC or otherwise under this Agreement as needed to fulfill its reporting obligations under any In-License Agreements.  If Poseida reasonably believes that it requires any additional information from Takeda to comply with its reporting obligations under any In-License Agreements, then Poseida shall specify in writing to Takeda such information so required and Takeda shall provide Poseida such information within Takeda’s Control in a timely manner so as to enable Poseida to comply with such reporting requirements; provided that if such information is Confidential Information of Takeda and Takeda objects to providing any such Confidential Information to such Third Party, the Parties shall […***…] (A) […***…], or (B) […***…].  In no event will the failure by Poseida to comply with such reporting requirement under an In-License Agreement, if due solely to any failure by Takeda to provide Poseida such information in a timely manner, be deemed a breach by Poseida of such In-License Agreement for purposes of this Agreement or create any liability of Poseida to Takeda therefor.

(iii)Notwithstanding anything to the contrary herein, subject to the remainder of this Section 5.2(g)(iii), Poseida grants to Takeda no rights or licenses under the Excluded In-License Agreements; provided that, if at any time during the Term, […***…].  For clarity, the Parties agree that as of the Effective Date, no activities are planned under this Agreement that would require the inclusion of any Excluded In-License.

*** Certain Confidential Information Omitted

5.3License Grant to Poseida.  Subject to the terms and conditions of this Agreement, during the Research Period, Takeda hereby grants to Poseida a non-exclusive, worldwide license under the Takeda Background IP (to the extent made available from Takeda to Poseida in connection with this Agreement), Takeda Arising IP and Takeda’s interest in the Joint Arising IP to conduct its Research Activities under the Research Plan. For clarity, Poseida may subcontract its rights under this Section 5.3 in connection with the completion of Research Activities under a Research Plan.

5.4Exclusivity.

(a)Poseida and its Affiliates shall not (i) work with any Third Party to use the […***…], or (ii) grant any rights or enter into negotiations with a Third Party for the purpose of granting any right or license under, or any covenant to not sue with respect to, […***…].

(b)From the Effective Date through the […***…] Indication Exclusivity Period, Poseida will not, nor will it authorize, permit or enable any of its Affiliates or any Third Party to, conduct, directly or indirectly, […***…].

(c)From the Effective Date with respect to the Initial Indication Programs, and following Takeda’s selection of an Indication as […***…] or for an Additional Indication Program or Further Indication Program, Poseida will not, nor will it authorize, permit or enable any of its Affiliates or any Third Party to, […***…].

(d)During the Term, Takeda shall not, nor shall it authorize, permit or enable any of its Affiliates or any Third Party to, […***…].

(e)This Section 5.4 shall not limit any activities of an Acquirer of Poseida (or such Acquirer’s pre-existing Affiliates) for which Poseida or such Acquirer institute commercially reasonable technical and administrative safeguards, including by […***…]. Notwithstanding anything herein to the contrary, this Section 5.4 shall cease to apply with respect to each Indication upon termination of the applicable Program or, in the case of an Initial Indication, […***…]; provided that this Section 5.4 shall continue to apply to any such Indication for as long as such Indication is the subject of any other active Program.

5.5Section 365(n) of the Bankruptcy Code.

All rights and licenses granted under or pursuant to this Agreement by a Party to the other Party, including those set forth in Section 5.2

*** Certain Confidential Information Omitted

and Section 5.3, are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties and their respective Related Parties, as Sublicensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code and any foreign counterpart thereto. The Parties further agree that upon commencement of a bankruptcy proceeding by or against a Party (the “Bankrupt Party”) under the U.S. Bankruptcy Code, the other Party (the “Non-Bankrupt Party”) will be entitled to a complete duplicate of, or complete access to (as the Non-Bankrupt Party deems appropriate), all such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments of such intellectual property will be promptly delivered to the Non-Bankrupt Party (a) upon any such commencement of a bankruptcy proceeding and upon written request by the Non-Bankrupt Party, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the Bankrupt Party and upon written request by the Non-Bankrupt Party. The Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) agrees not to interfere with the exercise by the Non-Bankrupt Party or its Related Parties of its rights and licenses to such intellectual property and such embodiments of intellectual property in accordance with this Agreement, and agrees to assist the Non-Bankrupt Party and its Related Parties in obtaining such intellectual property and such embodiments of intellectual property in the possession or control of Third Parties as reasonably necessary or desirable for the Non-Bankrupt Party to exercise such rights and licenses in accordance with this Agreement. The foregoing provisions are without prejudice to any rights the Non-Bankrupt Party may have arising under the U.S. Bankruptcy Code or other Laws.

5.6No Other Rights.

Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party, as a result of this Agreement, obtain any ownership interest or other right in any Know‑How, Patent Rights or other Intellectual Property rights of the other Party, including items owned, controlled or developed by the other Party, or provided by the other Party to the receiving Party at any time pursuant to this Agreement.

5.7Change of Control.

(a)Notwithstanding anything in this Agreement to the contrary, following the closing of a Change of Control of a Party (the “Acquired Party”), the Parties agree that […***…]

*** Certain Confidential Information Omitted

[…***…].

(b)[…***…].

ARTICLE VI

FINANCIAL PROVISIONS

6.1Upfront Payment and Initial Research Funding.

As partial consideration for the exclusive rights and covenants granted by Poseida to Takeda pursuant to this Agreement, within […***…] after receipt of a valid invoice from Poseida promptly issued following the Effective Date, Takeda shall make to Poseida (a) a one-time non-refundable, non-creditable up-front payment of forty million Dollars ($40,000,000) and (b) a one-time non-refundable, non-creditable payment of five million Dollars ($5,000,000) to fund research for the Initial Indication Programs.

6.2Option Exercise Payment.

(a)Additional Indication Programs. As partial consideration for the exclusive rights and covenants granted by Poseida to Takeda pursuant to this Agreement, within […***…] after Takeda’s selection of an Indication for an Additional Indication Program, Takeda shall make to Poseida a one-time non-refundable, non-creditable payment of […***…] for each such Additional Indication Program. In no event will the total amount of option exercise payments for the Additional Indication Programs exceed […***…].

(b)Further Indication Programs. As partial consideration for the exclusive rights and covenants granted by Poseida to Takeda pursuant to this Agreement, within […***…] after Takeda’s selection of an Indication for a Further Indication Program, Takeda shall make to Poseida a one-time non-refundable, non-creditable payment of […***…] for each such Further Indication Program. In no event will the total amount of option

*** Certain Confidential Information Omitted

exercise payments for the Further Indication Programs exceed […***…].

For clarity, no such payment shall be made in connection with either Initial Indication Program (or […***…]) or in connection with […***…].

6.3Research and Pre-Clinical Milestones.

As partial consideration for the exclusive rights and covenants granted by Poseida to Takeda pursuant to this Agreement, Takeda shall make to Poseida non-refundable, non-creditable milestone payments (each, a “Research and Pre-Clinical Milestone Payment”) on a Program-by-Program basis upon achievement of the milestones set forth below. Takeda will notify Poseida of the achievement of each such milestone no later than […***…] after Takeda becoming aware of the achievement thereof.  Thereafter, Poseida will provide Takeda with an invoice for the corresponding Research and Pre-Clinical Milestone Payment, and Takeda shall pay each Research and Pre-Clinical Milestone Payment within […***…] after receipt of such invoice.

Milestone Event	Milestone Payment
[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

Each Research and Pre-Clinical Milestone Payment set forth above shall be payable only once for the first occurrence of the specified milestone event for each Program, as applicable, regardless of the number of Licensed Products that achieve the applicable milestone event with respect to such Program, and in no event will the Research and Pre-Clinical Milestone Payments set forth in this Section 6.3 exceed […***…] in the aggregate across the Initial Indication Programs and the Additional Indication Programs. For clarity, if a Research and Pre-Clinical Milestone Payment is made with respect to a milestone event for a Program and subsequently there is a […***…], then the achievement of such milestone event with respect to such […***…] or […***…] shall not trigger another Research and Pre-Clinical Milestone Payment.  If the […***…] milestone for any Program is achieved before achievement of the preceding milestone for such Program (i.e., […***…]

*** Certain Confidential Information Omitted

[…***…]), […***…].

6.4Development and Regulatory Milestones. As partial consideration for the exclusive rights and covenants granted by Poseida to Takeda pursuant to this Agreement, Takeda shall make non-refundable, non-creditable milestone payments (each, a “Development and Regulatory Milestone Payment”) to Poseida upon achievement of the milestones set forth below (each, a “Development and Regulatory Milestone”) on a Program-by-Program basis. Takeda will notify Poseida of the achievement of each Development and Regulatory Milestone no later than […***…] after Takeda becoming aware of the achievement thereof. Thereafter, Poseida will provide Takeda with an invoice for the corresponding Development and Regulatory Milestone Payment, and Takeda will pay to Poseida such Development and Regulatory Milestone Payment no later than […***…] after receipt by Takeda thereof.

#	Milestone Event	Milestone Payment
1	[…***…]	[…***…]
2	[…***…]	[…***…]
3	[…***…]	[…***…]
4	[…***…]	[…***…]
5	[…***…]	[…***…]

Each Development and Regulatory Milestone Payment set forth above shall be payable only once for the first occurrence of the specified milestone event for each Program, regardless of the number of Licensed Products that achieve the applicable milestone event with respect to such Program, and in no event will the Development and Regulatory Milestone Payments set forth in this Section 6.4 exceed […***…] per Program. In the event that Development and Regulatory Milestone number […***…] is skipped, it will be payable at the next milestone event (that is, achievement of Development and Regulatory Milestone number […***…]). For clarity, if a Development and Regulatory Milestone Payment is made with respect to a milestone event for a Program and subsequently there is […***…], then the achievement of such milestone event with respect to such […***…] shall not trigger another Development and Regulatory Milestone Payment.

6.5Commercial Milestone Payments. As partial consideration for the exclusive rights and covenants granted by Poseida to Takeda pursuant to this Agreement, Takeda shall make non-refundable, non-creditable milestone payments (each, a “Commercial Milestone Payment”) to Poseida upon achievement of the milestones set forth below (each, a “Commercial Milestone”) on a Program-by-Program basis. Takeda will notify Poseida of the achievement of each Commercial Milestone no later than […***…] after the end of the Calendar Year in which such Commercial Milestone is achieved. Thereafter, Poseida will provide Takeda with an invoice for the corresponding Commercial Milestone Payment, and Takeda will pay to Poseida such Commercial Milestone Payment no later than […***…] following receipt by Takeda thereof.

*** Certain Confidential Information Omitted

Commercial Milestone Event	Commercial Milestone Payment
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

Each Commercial Milestone Payment set forth above shall be payable only once, upon the first occurrence of the applicable Commercial Milestone. For the avoidance of doubt, in no event shall the aggregate amount of the Commercial Milestone Payments set forth in this Section 6.5 exceed […***…] per Program. In the event that […***…] or more Commercial Milestones are achieved in the same Calendar Year, then all such Commercial Milestones will be paid in such Calendar Year.

6.6Royalties.

(a)Subject to this Section 6.6, as partial consideration for the exclusive rights and covenants granted by Poseida to Takeda pursuant to this Agreement, during the Royalty Term, Takeda shall pay to Poseida a royalty on aggregate, worldwide annual Net Sales of each Licensed Product in the Territory during each Calendar Year at the following rates:

Increments of Worldwide Aggregate Annual Net Sales in a Calendar Year	Royalty Rate
Calendar Year Net Sales up to […***…]	[…***…]
Calendar Year Net Sales from […***…] up to and including […***…]	[…***…]
Calendar Year Net Sales from […***…] up to and including […***…]	[…***…]
Calendar Year Net Sales that exceeds […***…]	[…***…]

Royalties will be paid on a quarterly basis within the later of (i) […***…] after receipt by Takeda of an invoice from Poseida setting forth the royalty amount due as stated in the royalty

*** Certain Confidential Information Omitted

report for each Calendar Quarter under Section 6.6(d) or (b) […***…] after the end of each Calendar Quarter.

(b)Royalty Term. Royalties will be payable on a Licensed Product-by-Licensed Product and country-by-country basis from the date of the First Commercial Sale of a Licensed Product until the later of (i) ten (10) years from First Commercial Sale of such Licensed Product in such country, (ii) expiry of the last Valid Claim of any Licensed Patent Rights […***…] or (iii) the expiration of regulatory exclusivity for such Licensed Product in such country (the “Royalty Term”).

(c)Royalty Reductions. Notwithstanding the foregoing (and subject to Section 7.6(c)(ii)):

(i)in the event that a Licensed Product is sold in a country or other jurisdiction and […***…], the royalty rate set forth in Section 6.6(a) shall be reduced by […***…] with respect to such country or other jurisdiction;

(ii)in the event that […***…] (subject to Section 7.6(e));

(iii)in the event that […***…];

(iv)in the event that […***…]; and

(v)In no event will […***…]

*** Certain Confidential Information Omitted

[…***…].

(d)Royalty Reports. Takeda shall calculate all amounts payable to Poseida pursuant to this Section 6.6 at the end of each Calendar Quarter. Within […***…] of the end of each Calendar Quarter, Takeda shall provide to Poseida a statement of the amount of Net Sales of each Licensed Product in each country or other jurisdiction in the Territory during the applicable Calendar Quarter, in sufficient detail to permit confirmation of the accuracy of the royalty payment made, the gross sales and Net Sales of Licensed Products by country or jurisdiction, as applicable (including the deductions from gross sales to arrive at Net Sales and any withholding taxes required to be withheld hereunder, if any)  and a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter.  If no royalties are due for any Calendar Quarter hereunder Takeda will so report. Any such information shared by Takeda under this Section 6.6(d) shall be deemed Takeda’s Confidential Information.

6.7Financial Records.

Each Party shall, and shall cause its Affiliates to, keep complete and accurate books and records pertaining to Research Costs, including books and records of actual expenditures with respect to the budgets set forth in each Research Plan, in sufficient detail to calculate all amounts payable hereunder and to verify compliance with its obligations under this Agreement. Such books and records shall be retained by such Party and its Affiliates until the later of (a) […***…] after the end of the period to which such books and records pertain, and (b) the expiration of the applicable tax statute of limitations (including any extensions thereof), or for such longer period as may be required by applicable Law.

6.8Audits.

At the request of the other Party, each Party shall, and shall cause its Affiliates to, permit an independent public accounting firm of nationally recognized standing designated by the other Party and reasonably acceptable to the audited Party, at reasonable times during normal business hours and upon reasonable notice, to audit the books and records maintained pursuant to Section 6.7 to ensure the accuracy of all reports and payments made hereunder. Such examinations may not (a) be conducted for any […***…] more than […***…] after the end of such […***…], (b) be conducted more than […***…] in any […***…] period (unless a previous audit during such […***…] period revealed an underpayment with respect to such period) or (c) be repeated for any […***…].  The accounting firm shall disclose to the auditing Party only whether the reports are correct or not, and the specific details concerning any discrepancies. No other information shall be shared.  Except as provided below, the cost of this audit shall be borne by the auditing Party, unless the audit reveals a variance of more than the greater of […***…] and […***…] from the reported amounts, in which case the audited Party shall bear the cost of the audit. Unless disputed pursuant to Section 6.9 below, if such audit concludes that (i) additional amounts were owed by the audited Party, the audited Party shall pay the additional amounts, or (ii) excess payments were made by the audited Party, the auditing Party shall reimburse such excess payments, in either case ((i) or (ii)), within […***…] after the date on which such audit is completed by the auditing Party.

6.9Audit Dispute.

In the event of a dispute with respect to any audit under Section 6.8, Poseida and Takeda shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within […***…], the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Audit Arbitrator”). If resolved by an Audit Arbitrator, the decision of the Audit Arbitrator shall

*** Certain Confidential Information Omitted

be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Audit Arbitrator shall determine. Not later than […***…] after the decision by the Audit Arbitrator and in accordance with such decision, the audited Party shall pay the additional amounts, or the auditing Party shall reimburse the excess payments, as applicable.

6.10Currency Exchange.

For purposes of determining the Commercial Milestone Payments and royalties payable hereunder, sales of Licensed Products invoiced in a currency other than Dollars shall be expressed in their Dollar equivalent calculated using Takeda’s own standard currency translation methodology for the conversion of foreign sales currencies into Dollars, which methodology shall be in accordance with the Applicable Accounting Standards and shall be the methodology generally used by Takeda for currency conversions in Takeda’s audited financial statements.

6.11Manner of Payment.

Any payment to be made by one Party to the other Party under this Agreement shall be payable in Dollars and shall be paid by wire transfer in immediately available funds to the bank account designated by the payee Party. Each Party shall have the right to change such information at any time by providing written notice to the other Party; provided that such new bank information shall not be deemed effective until the date that is […***…] weeks after the receipt of such new information.

6.12Tax.

(a)Withholding Tax. The amounts payable pursuant to this Agreement shall not be reduced on account of any Taxes unless required by applicable Law. Takeda shall deduct and withhold from its payments any Taxes that it is required by applicable Law to deduct or withhold. Prior to making any deduction or withholding in respect of Taxes from any payment under this Agreement, Takeda shall (i) timely provide a prior written notice to Poseida of the amounts subject to deduction or withholding, and the legal basis therefore (ii) inform Poseida in writing of any the forms, certificates or other items that are necessary in order to reduce or eliminate such deduction or withholding; and (iii) provide to Poseida a reasonable opportunity to furnish such forms, certificates or other items that would reduce or eliminate such deduction or withholding. In such case Takeda shall apply the reduced rate of withholding, or not withhold, as the case may be; provided that Takeda is in receipt of evidence, in a form reasonably satisfactory to Takeda, for example Poseida’s delivery of all applicable documentation, at least […***…] weeks prior to the time that the payments are due. If, in accordance with the foregoing, there is no applicable Tax treaty, or the applicable Tax treaty reduces but does not eliminate the required withholding for Taxes, then, except as otherwise provided in Section 6.12(d), Takeda shall (1) withhold the amount required by Law from any payment due to Poseida under this Agreement and pay to Poseida the balance when due, (2) timely pay such amount to the proper taxing authority, and (3) promptly send to Poseida the best available evidence of such payment, including official receipts.

(b)Tax Cooperation. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Law, of withholding Taxes, VAT or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding Tax, VAT or similar obligations.

(c)Tax Exemptions, Credits and Deductions. The Parties will reasonably cooperate with each other in seeking any Tax exemption or credits that may be available with respect to any Licensed Product, including the Tax credit available under Section 45C of the Code by reason of a Party’s Development expenditures contributing to the Licensed Product being granted orphan drug status by the FDA, or equivalent applicable Law of any other country and the

*** Certain Confidential Information Omitted

deduction available under Section 250 of the Code relating to foreign-derived intangible income, or any successor provision. Takeda shall use commercially reasonable efforts to provide, and to cause its Affiliates, subcontractors, sub-licenses, customers and applicable Third Parties to provide, any information and documentation reasonably requested by Poseida to obtain the benefits of Section 250 of the Internal Revenue Code of 1986, as amended (or any successor provision) and the applicable Treasury Regulations including, without limitation, information required to demonstrate the extent to which the Licensed Products will be sold, consumed, used and/or manufactured outside the United States.

(d)Redomicile, Assignment or Sublicense. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that if either Party redomiciles, or assigns or sublicenses its rights or obligations under this Agreement (including an assignment of this Agreement as permitted under this Agreement), and such action leads to the imposition of withholding Tax liability or VAT on the other Party that would not have been imposed in the absence of such action or in an increase in such liability above the liability that would have been imposed in the absence of such action, then such Party will increase such payment by the amount necessary to ensure that the other Party receives an amount equal to the amount it would have received had no such action occurred.

(e)VAT/Sales Tax. All payments or amounts due under this Agreement, whether monetary or non-monetary are exclusive of VAT/sales tax and their equivalents. Takeda hereby covenants that it will pay any such VAT/sales tax correctly charged in addition to any amounts due under this Agreement.  Where the prevailing legislation requires a VAT/sales tax reverse charge, then Takeda covenants that it shall correctly account for VAT/sales tax in respect of the services received. Poseida agrees that it will raise a tax invoice (or equivalent document) to support the charge to VAT/sales tax. If Poseida bears any VAT/ sales taxes directly related to amounts due under this Agreement from Takeda, Takeda shall reimburse Poseida for such taxes promptly upon receipt of an invoice. For the purposes of VAT, the services, rights and licenses provided by Poseida under this Agreement shall be considered to be Taxed under by Art 44 of Council Directive 2006/112/EC or any equivalent provision in the country of performance if performed outside the European Union and as such will be considered to be taxed for VAT/sales taxes purposes in the country of the recipient. Any supply of products or provision of services under this Agreement shall be Taxed (where applicable) in accordance with the prevailing VAT/sales tax legislation.  The Parties agree that they will reasonably cooperate to ensure the use of any VAT/sales tax exemptions, suspensions or other reliefs.

ARTICLE VII

INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS

7.1Disclosure.

During the Term, each Party shall promptly disclose and report to the other Party each discovery, improvement, Invention, idea, process and technique, whether or not patentable, made, conceived or first reduced to practice, whether solely by Poseida or its representatives, solely by Takeda or its representatives, or jointly by Poseida or its representatives and by Takeda or its representatives (or Affiliates or Sublicensees), alone or jointly with any Third Party, arising out of the performance of activities under the Collaboration (“Arising IP”).  Such disclosure shall be made in reasonable scientific detail within […***…] of personnel responsible for Intellectual Property management of such Party first being advised of the Arising IP.

*** Certain Confidential Information Omitted

7.2Ownership.

(a)Ownership of Background IP.

(i)Poseida Background IP. As between the Parties, Poseida owns and Controls all right, title and interest in and to all Intellectual Property that is owned or Controlled by Poseida as of the Effective Date, including Licensed IP as of the Effective Date, or that is generated or acquired by Poseida outside of the scope of this Agreement (“Poseida Background IP”).

(ii)Takeda Background IP. As between the Parties, Takeda owns and Controls all right, title and interest in and to all Intellectual Property that is owned or Controlled by Takeda as of the Effective Date or generated or acquired outside the scope of this Agreement (“Takeda Background IP”).

(b)Ownership of Arising IP. All determinations of ownership of Arising IP shall follow inventorship in accordance with US patent law, except that regardless of inventorship, the following shall apply:

(i)[…***…]

(ii)[…***…]

*** Certain Confidential Information Omitted

[…***…].

(3)[…***…].

(iii)Joint Arising IP. Ownership of all Inventions and Intellectual Property rights therein arising out of the performance of the activities under the Collaboration that is neither Takeda Arising IP nor Poseida Arising IP shall be jointly owned by Takeda and Poseida (“Joint Arising IP”).  Subject to the licenses granted under this Agreement, and the obligations of the Parties under Section 5.4, each Party shall have the right to Exploit the Joint Arising IP without a duty of seeking consent from or accounting to the other Party.

(iv)Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates, licensees and sublicensees to so disclose, the conception, discovery, development, making, or reduction to practice of any Joint Arising IP and any Poseida Arising IP or Takeda Arising IP, as applicable, to be assigned by such Party to the other Party pursuant to this Section 7.2(b).

7.3Prosecution and Maintenance of Patent Rights.

(a)Takeda has the sole right (but not the obligation) to control the filing, prosecution and maintenance of (including the defense of any interference or derivation proceeding, opposition or any other pre- or post-grant proceedings or challenges, including any patent term extensions) of all Takeda Patents and all Patent Rights within the Takeda Background IP, using counsel of its own choice.

(b)Poseida has the first right (but not the obligation) to control the filing, prosecution and maintenance of (including the defense of any interference or derivation proceeding, opposition or any other pre- or post-grant proceedings or challenges, including any patent term extensions) all Poseida Patents and all Patent Rights within the Poseida Background IP, using counsel of its own choice; provided, that with respect to Licensed Patent Rights that […***…]. In the event that Poseida decides not to prepare, file, prosecute, defend or maintain a Poseida Patent that Covers a Licensed Product or a component thereof in a country or other jurisdiction in the Territory, Poseida shall provide reasonable prior written notice to Takeda of such intention, and Takeda shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, defense and maintenance of such Poseida Patent at Takeda’s expense in such country or other jurisdiction.  Upon Takeda’s written acceptance of such option, Takeda shall assume the responsibility and control for the preparation, filing, prosecution, and maintenance of such Poseida Patent.  In such event, Poseida shall reasonably cooperate with Takeda in such country or other jurisdiction as provided under Section 7.4, provided, that, in the event this Agreement terminates in its entirety, Takeda shall no longer have the right to control or direct the preparation, filing, prosecution, defense and maintenance of any such Poseida Patent for which it has assumed control under this Section 7.3(b), and Poseida shall assume the responsibility and

*** Certain Confidential Information Omitted

control for the preparation, filing, prosecution, and maintenance of such Poseida Patents, and Takeda shall cooperate in transitioning such control back to Poseida (or Poseida’s designee).

(c)Takeda shall have the first right, but not the obligation, to prepare, file, prosecute, and maintain the Joint Patents worldwide, at Takeda’s sole cost and expense and in the name of both Parties. Takeda shall keep Poseida fully informed of all material steps with regard to the preparation, filing, prosecution, and maintenance of Joint Patents, including by providing Poseida with a copy of material communications to and from any patent authority in the Territory regarding such Joint Patents, and by providing Poseida drafts of any material filings or responses to be made to such patent authorities in the Territory sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for Poseida to review and comment thereon.  Takeda shall consider in good faith the requests and suggestions of Poseida with respect to such Takeda drafts and with respect to strategies for filing and prosecuting the Joint Patents in the Territory.  In the event that Takeda decides not to prepare, file, prosecute, or maintain a Joint Patent in a country or other jurisdiction in the Territory, Takeda shall provide reasonable prior written notice to Poseida of such intention (which notice shall, in any event, be given no later than […***…] prior to the next deadline for any action that may be taken with respect to such Joint Patent in such country or other jurisdiction), and Poseida shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such Joint Patent at its expense in such country or other jurisdiction.  Upon Poseida’s written acceptance of such option, Poseida shall assume the responsibility and control for the preparation, filing, prosecution, and maintenance of such specific Joint Patent at its sole cost and expense.  In such event, Takeda shall reasonably cooperate with Poseida in such country or other jurisdiction as provided under Section 7.4 and Poseida’s interest in such Joint Patent shall no longer be included in the Licensed IP.

7.4Cooperation.

Each Party hereby agrees: (a) to cooperate, and to cause any of its Affiliates and their respective employees, agents and consultants to cooperate, with the other Party to effectuate and perfect the ownership contemplated by this Agreement, including by promptly executing and recording assignments and other documents consistent with the ownership set forth in this Agreement; (b) to make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such Party to undertake patent prosecution; (c) to cooperate, if necessary and appropriate, with the other Party in gaining patent term extensions wherever applicable to Patent Rights licensed under this Agreement; (d) to discuss and coordinate with the other Party through the Patent Subcommittee with respect to strategies for filing the Arising Product Patents, including with respect to the separation of Licensed Product-related and any Poseida Technology Platform-related subject matter; (e) work in good faith with the other Party and the Patent Subcommittee to determine Poseida Arising IP and Takeda Arising IP pursuant to Section 7.2(b)(i) and Section 7.2(b)(ii), respectively, and Joint Arising IP pursuant to Section 7.2(b)(iii), which determination shall be made only upon the mutual agreement of the Parties, subject to Section 12.3; (f) to endeavor in good faith to coordinate its efforts with the other Party through the Patent Subcommittee to minimize or avoid interference with the prosecution and maintenance of the other Party’s patent applications; and (g) with respect to Takeda, to keep Poseida reasonably informed regarding the status and material activities with regard to the prosecution and maintenance of any Patent Right that claims any Arising Product IP, except with respect to a Takeda Payload or component thereof (“Arising Product Patent”), including by providing Poseida with a copy of material communications to and from any patent authority in the Territory regarding such Arising Product Patents.

*** Certain Confidential Information Omitted

7.5Patent Expenses.

The patent filing, prosecution and maintenance expenses incurred after the Effective Date with respect to Patent Rights shall be borne by the Party having the right to file, prosecute and maintain such Patent Rights under Section 7.3.

7.6Third Party Infringement and Validity Challenges.

(a)Notices. Each Party shall promptly report in writing to the other Party any (i) known or suspected infringement by a Third Party of any Licensed Patent Rights, or (ii) unauthorized use or misappropriation of any Confidential Information or Know-How of a Party by a Third Party of which it becomes aware (each, a “Third Party Infringement”), and shall provide the other Party with all available evidence of such Third Party Infringement.

(b)Patent Validity Challenges. Each Party shall notify the other Party if it receives a notice of any legal or administrative action by a Third Party against a Licensed Patent Right, including any oppositions, nullity actions, revocations, inter partes reviews, post grant reviews, compulsory license proceedings or declaratory judgment actions. Poseida shall have the first right, but not the obligation, to defend any validity challenges against the Licensed Patent Rights, including against all declaratory judgment actions, any compulsory licensing proceedings and any post-grant proceedings before the United States Patent Office or a foreign patent office.  Poseida shall keep Takeda reasonably informed as to the status of such actions and proceedings and shall consider in good faith any reasonable comments from Takeda with respect thereto. If Poseida elects not to defend such validity challenges with respect to a Licensed Patent Right that Covers a Licensed Product or a component thereof, Poseida shall inform Takeda in writing and Takeda may elect to defend such validity challenge at Takeda’s sole cost and expense, and Takeda shall keep Poseida reasonably informed as to the status of such actions and proceedings and shall consider in good faith any reasonable comments from Poseida with respect thereto; provided, that, in the event this Agreement terminates in its entirety, Takeda shall no longer have the right to control the defense to such challenge, and Poseida may assume control of such defense, and Takeda shall cooperate in transitioning such control back to Poseida (or Poseida’s designee).

(c)Rights to Enforce.

(i)Takeda Background IP; Takeda Arising IP. As between the Parties, Takeda shall have the sole and exclusive right, but not the obligation, to initiate and manage any Action anywhere in the world relating to any Third Party Infringement of the Takeda Background IP and Takeda Arising IP at its sole expense.

(ii)Licensed IP.  As between the Parties, Poseida shall have the sole and exclusive right, but not the obligation, to initiate and manage any Action anywhere in the world relating to any Third Party Infringement of the Poseida Background IP and Poseida Arising IP.  Poseida shall keep Takeda reasonably informed with regard to the preparation and filing of such infringement action and shall consider in good faith the requests of Takeda with respect to strategies for the infringement action. […***…].

*** Certain Confidential Information Omitted

(iii)Joint Arising IP. Takeda shall have the first right, but not the obligation, to initiate and manage of any Action in the Field and in the Territory relating to any Third Party Infringement of the Joint Arising IP. Poseida shall have a right to comment on Takeda’s enforcement strategy, and Takeda shall reasonably consider any such comment. Poseida shall join any such Action, at Takeda’s request and expense. If Takeda does not wish to exercise the foregoing right, it shall provide Poseida with written notice that Takeda declines such right, and Poseida shall have the right, but not the obligation, to initiate or manage such Action at its own expense.

(d)Procedures; Expenses and Recoveries. The Party having the right to initiate or manage any Third Party Infringement Action under Section 7.6(b) shall have the sole and exclusive right to select counsel for any such Action and shall pay all expenses of such Action, including attorneys’ fees and court costs and reimbursement of the other Party’s reasonable out-of-pocket expense in rendering assistance requested by the first Party. If (i) required under Law in order for the initiating Party to initiate or maintain such Action, (ii) either Party is unable to initiate or prosecute such Action solely in its own name or (iii) it is otherwise advisable to obtain an effective legal remedy, then in each such case, the other Party shall join as a party to such Action and will execute and cause its Affiliates to execute all documents, and take all actions, reasonably necessary for the initiating Party to initiate and maintain such Action. In addition, at the initiating Party’s request, the other Party shall provide other reasonable assistance to the initiating Party in connection with such Action at no charge to the initiating Party except for reimbursement by the initiating Party of reasonable out-of-pocket expenses incurred in rendering such assistance. The non-initiating Party shall have the right to participate and be represented in any such Action under Section 7.6(b) by its own counsel at its own expense. If the Parties obtain from a Third Party, in connection with any such Action under Section 7.6(b), any damages, license fees, royalties or other compensation (including any amount received in settlement of such suit), such amounts shall be allocated in all cases as follows:

(i)[…***…]

(ii)[…***…].

(e)Party Infringement of Third Party IP. If either Party becomes aware that the Exploitation of any Licensed Product in the Territory results in, or may result in, any Action, by a Third Party alleging infringement of Patent Rights or unauthorized use or misappropriation of Confidential Information or Know-How by a Party or its Affiliates or Sublicensees (a “Collaboration Infringement”), then such Party shall promptly report such Collaboration Infringement in writing to the other Party. […***…]. Furthermore, Takeda shall have the first right, but not the obligation, to defend and control the defense of any such Action at its own expense, using counsel of its own choice; provided, that Poseida shall pay all expenses in connection with the defense of any Action or portion thereof to

*** Certain Confidential Information Omitted

the extent related to the Poseida Technology Platform. Poseida may participate in any such Action with counsel of its choice at its own expense. Without limitation of the foregoing, if Takeda finds it necessary or desirable to join Poseida as a party to any such action, Poseida shall, at Takeda’s cost and expense, execute all papers and perform such acts as shall be reasonably required. If Takeda elects (in a written communication to be submitted to Poseida within a reasonable amount of time after notice of the alleged Collaboration Infringement) not to defend or control the defense of such Action, Poseida may conduct and control the defense of any such Action, at its own expense; provided, that, if Poseida obtains a license from a Third Party with respect to a Collaboration Infringement to the extent necessary to Exploit Licensed Products pursuant to this Agreement, then Takeda shall have rights to such license as provided in this Agreement. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such Action. If the Parties obtain from a Third Party, in connection with any such Action under this Section 7.6(e), any damages, license fees, royalties or other compensation (including any amount received in settlement of such suit), such amounts shall be allocated in all cases as follows:

(i)[…***…]

(ii)[…***…].

7.7Common Interest.

The Parties acknowledge and agree that, with respect to the prosecution, maintenance, enforcement and defense of Licensed Patent Rights, […***…]. The Parties agree and acknowledge that […***…].

7.8Trademarks.

Takeda and its Related Parties have the sole right to use any trademark that Takeda Controls for Licensed Products in the Territory at its sole discretion. Takeda will develop one or more Product Trademark(s) for use by Takeda and its Related Parties in the Territory to Commercialize Licensed Products which have received Regulatory Approval in the Field in the Territory. Takeda (or its Related Parties, as appropriate) shall own all rights to such Product Trademarks and all goodwill associated therewith throughout the Territory and the rights to any internet domain names incorporating the applicable Product Trademarks or any variation or part of such Product Trademarks used as its URL address or any part of such address.  Upon mutual agreement of the Parties, Takeda may use the Poseida Platform Trademarks in connection with its Exploitation of the Licensed Products, subject to customary terms related to marking, quality control, approval and inspection mutually agreed by the Parties prior to the first use thereof.  Each Party and its Related Parties shall retain all right, title and interest in and to its and their respective corporate names and logos. For the avoidance of doubt, neither Party shall have any right to use the other Party’s or the other Party’s Related Parties’ corporate names or logos in connection with Commercialization of Licensed Products without the prior written consent of the other Party.

*** Certain Confidential Information Omitted

ARTICLE VIII

CONFIDENTIAL INFORMATION

8.1Nondisclosure Obligation.

(a)At all times during the Term and for a period of […***…] following termination or expiration of this Agreement in its entirety, all Confidential Information disclosed by one Party (the “Disclosing Party”) to, or otherwise accessed by, the other Party (the “Receiving Party”) hereunder shall be maintained in confidence by the Receiving Party and shall not be published or otherwise disclosed to a Third Party or used for any purpose except as expressly set forth herein without the prior written consent of the Disclosing Party; provided that the confidentiality obligations with respect to any Confidential Information that the Disclosing Party identifies as a trade secret shall extend until such Confidential Information is no longer a trade secret under applicable Law. Information exchanged by the Parties pursuant to the Confidentiality Agreement shall be deemed Confidential Information disclosed under this Agreement, and shall be subject to the terms of this Agreement from and after the Effective Date.  Each Party may use the other Party’s Confidential Information solely to the extent required to perform its obligations or exercise any rights under this Agreement. The confidentiality and non-use provisions of this ARTICLE VIII shall not apply to the extent that the Receiving Party can demonstrate by competent evidence that such Confidential Information:

(i)is known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records;

(ii)is in the public domain or publicly known by use or publication before its receipt from the Disclosing Party, or thereafter enters the public domain or becomes publicly known through no fault of the Receiving Party;

(iii)is subsequently disclosed to the Receiving Party by a Third Party without restriction who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or

(iv)is developed by the Receiving Party independently of Confidential Information received from the Disclosing Party and independent of the Collaboration, as documented by the Receiving Party’s business records.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

(b)Notwithstanding the obligations of confidentiality and non-use set forth in Section 8.1(a) and Section 8.2, the Receiving Party may disclose Confidential Information of the Disclosing Party, and disclose the existence and terms of this Agreement, to the extent such disclosure is reasonably required, to (i) Related Parties, and its and their employees, directors, agents, consultants, advisors, and Third Party contractors who have a need to know such

*** Certain Confidential Information Omitted

Confidential Information for the performance of its obligations (or for such entities to determine their interest in performing such activities) in accordance with this Agreement, or, in the case of Takeda, as necessary to Exploit the Licensed Products or determine its interest in exercising a License Option, in each case who are obligated to keep such Confidential Information confidential and use such Confidential Information on terms no less stringent than those in this Section 8.1; (ii) Governmental Authorities or other Regulatory Authorities in order to obtain and maintain Patent Rights and Regulatory Approvals in accordance with this Agreement, or otherwise perform its obligations or exploit its rights under this Agreement, provided, that such Confidential Information shall be disclosed only to the extent reasonably necessary to do so; (iii) prosecute or defend litigation, including by responding to a subpoena in a Third Party litigation; (iv) the extent required by a court, administrative order or Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity; and (v) any bona fide actual or prospective underwriters, investors, lenders, other financing sources, acquirers, permitted Sublicensees, collaborators or strategic partners and to consultants and advisors of such Party, in each case who are obligated to keep such Confidential Information confidential and use such Confidential Information on terms no less stringent than those in this Section 8.1.

(c)If a Receiving Party is required by Law (including regulations promulgated by securities exchanges or listing entities) to disclose Confidential Information of the Disclosing Party pursuant to Sections 8.1(b)(ii), 8.1(b)(iii) or 8.1(b)(iv), such Party shall, to the extent permitted by Law, promptly inform the Disclosing Party of the disclosure that is being sought (and to the extent possible, at least […***…] notice) in order to provide the Disclosing Party an opportunity to challenge or limit the disclosure obligations and the Receiving Party shall endeavor in good faith, at the Disclosing Party’s expense, to secure confidential treatment of such Confidential Information or reasonably assist the Disclosing Party in seeking a protective order or other confidential treatment. Confidential Information that is required to be disclosed by Law shall remain otherwise subject to the confidentiality and non-use provisions of this Section 8.1 and Section 8.2. If either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, at least […***…] in advance of any such filing, such Party will provide the other Party with a copy of this Agreement showing any provisions hereof as to which the Party proposes to request confidential treatment, will provide the other Party with a reasonable opportunity to comment on any such proposed redactions and to suggest additional redactions, and will take such Party’s reasonable and timely comments into consideration before so filing this Agreement.

8.2Publication and Publicity.

(a)Publication. Each Party recognizes that the publication of papers regarding results of and other information regarding activities pursuant to the Collaboration, including oral presentations and abstracts, may be beneficial to both Parties; provided that such publications are subject to reasonable controls to protect the Confidential Information of the Parties. In particular, it is the intent of the Parties to maintain the confidentiality of any Confidential Information included in any Invention disclosures or any draft patent application until such patent application has been filed. Subject to the foregoing, […***…]

*** Certain Confidential Information Omitted

[…***…].

(b)Publicity.

(i)The Parties have agreed upon the content of a press release which shall be issued by Poseida and substantially in the form attached hereto as Exhibit 8.2(b). The Parties shall reasonably coordinate in order to issue such press release promptly upon execution of this Agreement.  Except as set forth in Section 8.1, Section 8.2(a) and Section 8.2(b)(ii) or as otherwise expressly permitted by this Agreement, the terms of this Agreement may not be disclosed by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Law.

(ii)Notwithstanding the foregoing, Takeda and its Related Parties may make public announcements or disclosures necessary or useful to Develop or Commercialize the Licensed Products, including disclosures regarding clinical studies and disclosures to advertise, promote and otherwise Commercialize the Licensed Products.

8.3Return of Confidential Information.

Upon the effective date of the expiration or termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information to which such other Party does not retain rights under the surviving provisions of this Agreement: (a) promptly destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (b) promptly deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided, however, the other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder or for archival purposes. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such other Party’s archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose. The confidentiality and non-use provisions set forth in this ARTICLE VIII shall survive expiration or termination of this Agreement.

*** Certain Confidential Information Omitted

ARTICLE IX

REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1Mutual Representations and Warranties.

Each Party represents and warrants to the other Party that, as of the Effective Date:

(a)Representations of Authority. It is duly organized and validly existing under the Laws of its jurisdiction of incorporation or formation, and has full corporate right, power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(b)Consents. All necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained.

(c)No Conflict. The execution and delivery of this Agreement and the performance of its obligations hereunder (i) do not violate or conflict with the provisions of its certificate of incorporation or by-laws, (ii) do not conflict with or violate any requirement of Law effective as of the Effective Date, and (iii) do not and will not conflict with, violate, breach or constitute a default under any contractual obligations of it or any of its Affiliates existing or known as of the Effective Date.

(d)Authorization and Binding Nature. The execution, delivery and performance of this Agreement and the performance of all obligations hereunder have been duly authorized by all requisite corporate action on the part of such Party. This Agreement constitutes the valid and legally binding obligations of such Party, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the enforcement of creditors’ rights generally and Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(e)No Debarment. Neither it nor any of its Affiliates, nor its or their respective employees, have been Debarred or are subject to Debarment.

(f)No Misstatements or Omissions. The representations and warranties of such Party in this Agreement, and the information, documents and materials furnished to the other Party in response to such Party’s written requests for due diligence information prior to the Effective Date, do not, taken as a whole, (i) contain any untrue statement of a material fact, or (ii) omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading.

(g)Protection of Information.  Each Party agrees that during the Term of this Agreement, and without limiting its obligations hereunder, each Party shall implement technical and organizational measures to protect all Confidential Information under this Agreement that are appropriate and that provide no less protection than such Party’s measures to protect its own information of a similar nature or importance.

9.2Representations and Warranties of Poseida.

Poseida represents and warrants to Takeda that, as of the Effective Date:

(a)Ownership. (i) Poseida is the sole and exclusive owner of, or otherwise has the right to license, the Licensed IP, (ii) Poseida has the right to grant to Takeda the licenses hereunder, and (iii) there are no contractual or other obligations entered into by Poseida which would limit or otherwise prevent Poseida from granting the rights purported to be granted to Takeda in this Agreement.

(b)Notice of Infringement. Neither Poseida nor any of its Affiliates have received any written notice of any claim that any Intellectual Property right Controlled by a Third Party would be infringed or misappropriated by the exploitation of the Licensed IP or Excluded In-License Agreements as contemplated by the Research Plans.

(c)No Infringement. To Poseida’s Knowledge, the conception, development and reduction to practice of the Licensed IP have not constituted or involved the infringement or misappropriation of Patent Rights, Know-How or similar rights or property of any Person.

(d)No Claim. There is no (i) claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal Action of any nature, civil, criminal, regulatory or otherwise, pending or, to Poseida’s Knowledge, threatened against Poseida or any of its Related Parties or (ii) judgment or settlement against or owed by Poseida or any of its Related Parties, in each case in connection with the Licensed IP.

(e)Employee Obligations. All of Poseida’s employees, officers and consultants performing activities under this Agreement on behalf of Poseida have executed agreements or have existing obligations under Law requiring assignment to Poseida or its Affiliates of all Intellectual Property and proprietary rights made during the course of and as the result of their association with Poseida, including all Intellectual Property created in the performance of this Agreement, or otherwise granting to Poseida or its Affiliates sufficient rights to such inventions to the extent necessary to effect the license and ownership provisions of this Agreement, in each case obligating such individuals to maintain as confidential the Confidential Information of Poseida and the Confidential Information of Takeda as the Disclosing Party under this Agreement.

(f)Material Information. As of the Effective Date, (i) Poseida has provided or made available to Takeda true, correct and complete copies of all In-License Agreements and Excluded In-License Agreements and (ii) to Poseida’s Knowledge, all other information with respect to the Licensed Know-How and Licensed Patent Rights provided or made available to Takeda is true, correct and complete.

(g)Third Party Agreements. Neither Poseida nor any of its Affiliates has previously entered into, nor will enter into during the Term, any agreement, whether written or oral, with respect to the Licensed IP (including by granting any covenant not to sue with respect thereto) that would conflict with or otherwise diminish the rights granted to Takeda hereunder.

9.3No Warranties.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY TECHNOLOGY, PRODUCT, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING, AND EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF THE LICENSED PRODUCTS PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO THE LICENSED PRODUCTS WILL BE ACHIEVED.

9.4Additional Covenants.

(a)Conflicting Transactions. During the Term, neither Party will, or will allow its Affiliates to, enter into any agreement granting a license or other right that is inconsistent with the rights granted to the other Party under this Agreement.

(b)Compliance. Each Party and its Related Parties shall conduct the Collaboration and perform its obligations and other activities under this Agreement in accordance in all material respects with all Laws and industry standards, including, to the extent applicable, then-current governmental regulations concerning good laboratory practices, good clinical practices and good manufacturing practices. Neither Party shall export any technology licensed to it by the other Party under this Agreement, except in compliance with applicable export Laws.

(c)Debarment. Neither Party nor any of its Affiliates will use in any capacity, in connection with the Collaboration or the performance of its obligations under this Agreement, any Person that has been Debarred. Each Party agrees to inform the other Party in writing promptly if it learns that it or any Person that is performing activities in the Collaboration or under this Agreement is Debarred or is subject to Debarment, or, to the notifying Party’s Knowledge, if Debarment of the notifying Party or any Person used in any capacity by such Party or any of its Affiliates in connection with the Collaboration or the performance of its other obligations under this Agreement, is threatened.

(d)Existing Poseida In-License Agreements. Poseida shall (i) not amend, terminate or otherwise modify, or permit to be amended, terminated or modified, any of the In-License Agreements or Excluded In-License Agreements or (ii) exercise any right under any of the In-License Agreements or Excluded In-License Agreements, in each case of (i) and (ii), in a manner that impairs or diminishes the rights granted by Poseida to Takeda under such In-License Agreements or Excluded In-License Agreements. Poseida will promptly notify Takeda of any written notice that Poseida receives from the counterparty to any In-License Agreement or Excluded In-License Agreement alleging Poseida’s material breach of such In-License Agreement or Excluded In-License Agreement. Without limiting any other right or remedy of Takeda under this Agreement and in order to prevent, ameliorate, mitigate or cure a material breach by Poseida of any In-License Agreement or Excluded In-License Agreement, in the event that Poseida receives notice form the counterparty to any In-License Agreement or Excluded In-License Agreement alleging the material breach by Poseida of such In-License Agreement or Excluded In-License Agreement, after promptly notifying Takeda in writing, if such material breach is not cured within […***…] after such written notice to Takeda, then Takeda shall have the right to perform such obligation on behalf of Poseida or otherwise remedy such material breach and Poseida shall reimburse Takeda for its costs and expenses in connection therewith.

(e)Exclusive License in […***…]. Poseida covenants that it will fulfill, by […***…], its […***…].

ARTICLE X

TERM AND TERMINATION

10.1Term.

This Agreement shall be effective as of the Effective Date and, unless terminated earlier pursuant to Section 10.2 or Section 10.3, shall continue in force and effect until

*** Certain Confidential Information Omitted

expiration of the last-to-expire Royalty Term for any and all Licensed Products (the “Term”). On a Licensed Product-by-Licensed Product and country-by-country basis, upon expiration of the Royalty Term for a Licensed Product in a country, the licenses granted to Takeda pursuant to Section 5.2(b) with respect to such Licensed Product in such country shall become fully paid-up, royalty-free, perpetual and irrevocable.

10.2Termination for Convenience.

Takeda shall have the right to terminate this Agreement for any reason in its entirety or on a Program-by-Program or Licensed Product-by-Licensed Product basis, as applicable, on sixty (60) days’ prior written notice to Poseida at any time.

10.3Termination for Cause.

(a)This Agreement may be terminated at any time during the Term upon written notice by either Party (the “Non-Breaching Party”) if the other Party (the “Breaching Party”) is in material breach of its obligations hereunder and has not cured such breach within thirty (30) days in the case of a payment breach, or within sixty (60) days in the case of all other breaches, after notice requesting cure of the breach, or, if cure of such breach other than non-payment cannot reasonably be effected within such sixty (60)-day period, to deliver to the Non-Breaching Party a plan reasonably calculated to cure such breach within a timeframe that is reasonably prompt in light of the circumstances then prevailing, but in no event more than an additional six (6) months. Following delivery of such a plan, the Breaching Party will carry out the plan and cure the breach. If the Breaching Party fails to cure a material breach of this Agreement as provided above, then the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party.

(b)If the alleged Breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 10.3(a) or disputes that it has not timely cured such breach, and such alleged Breaching Party provides the other Party notice of such dispute within such thirty (30) or sixty (60)-day period, as applicable, then the Non-Breaching Party shall not have the right to terminate this Agreement under Section 10.3(a) unless and until such dispute is resolved in accordance with ARTICLE XII. It is understood and agreed that, during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

(c)Termination for Safety Concern. On a Licensed Product-by-Licensed Product basis, Takeda may, at its election, terminate this Agreement with respect to such Licensed Product immediately upon written notice to Poseida as a result of a Safety Concern.

(d)Termination for Insolvency. Each Party shall have the right to terminate this Agreement upon delivery of written notice to the other Party in the event that (i) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (ii) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within […***…] of its filing, or (iii) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.

(e)Termination for Patent Challenge.  Either Party shall have the right to terminate this Agreement immediately in its entirety upon written notice to the other Party if (i) a Party or any of its Affiliates or Sublicensees directly, or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or

*** Certain Confidential Information Omitted

enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Patent Right within (A) in the case where such Party is Takeda, the Licensed IP, and (B) in the case where such Party is Poseida, the Takeda Background IP or Takeda Arising IP (each, as applicable, a “Patent Challenge”) and (ii) such Party does not (A) […***…] or (B) […***…], in each case of (A) and (B), within […***…].  Notwithstanding the foregoing, either Party may not terminate this Agreement due to a Patent Challenge if: (x) […***…]; or (y) […***…].

10.4[…***…] Remedy. […***…].

10.5Effects of Termination.

(a)All Terminations. Upon any termination of this Agreement in whole or in part by either Party, the following terms will apply (in the event of a termination of this Agreement in part, the following shall apply with respect to the applicable Program or Licensed Product):

(i)The licenses granted by Poseida to Takeda pursuant to Section 5.2 shall terminate, and the license granted by Takeda to Poseida pursuant to Section 5.3 shall terminate.

(ii)Except as set forth in this Section 10.5, all of the rights and obligations of the Parties hereunder with respect to this Agreement shall terminate.

(iii)

Poseida shall submit a final invoice for all Research Costs incurred up to the effective date of termination and […***…] comprising such Research Costs (which, in the event of a termination by Takeda pursuant to Section 10.2, shall include any such […***…] for the […***…] period following such termination).  Takeda shall pay all such amounts within […***…] of receipt of such invoice.

(iv)Except in the event of a termination by Takeda pursuant to Section 10.3(c), Takeda may sell off its existing inventory of Licensed Products for a period of […***…].

*** Certain Confidential Information Omitted

(b)Takeda Termination for Convenience; Termination by Poseida for Breach or Insolvency. Upon any termination of this Agreement (in whole or in part) by Takeda pursuant to Section 10.2, or by Poseida pursuant to Section 10.3(a) or Section 10.3(d), at Poseida’s sole election by written notice to Takeda (which Poseida shall have the right to exercise with respect to all or part of the following), the following shall apply:

(i)Poseida Reversion Rights.

(1)To the extent a Licensed Product under a terminated Program is comprised of […***…], Takeda shall grant, and hereby grants effective as of the effective date of such termination, to Poseida (A) a non-exclusive, royalty-bearing, worldwide, sublicensable, transferrable license under (I) […***…] and (II) […***…] (collectively, the “Reversion IP”) to use, develop, manufacture, commercialize and otherwise fully exploit any Selected Candidate, Licensed Product or other product arising under any terminated Programs (“Reversion Products”) in the Field in the Territory and (B) a right of reference to any Regulatory Approvals, regulatory documentation and data related to any Reversion Products. In consideration of the foregoing license under the Reversion IP, Poseida shall pay to Takeda […***…].

(2)Takeda shall reasonably cooperate with Poseida (or its designee(s)), at Poseida’s cost, to facilitate a smooth, orderly and prompt transition of the activities related to the Reversion Products to Poseida or such designee, including making introductions to any Third Party providers, contract research organizations, CMOs or subcontractors engaged by Takeda prior to the applicable termination, including with respect to the control and completion of any ongoing clinical trials and the transition of any manufacturing activities to Poseida or its designee.

(3)Takeda shall assign, and hereby does assign effective upon such termination, to Poseida (A) […***…], and (B) […***…].  Notwithstanding anything herein to the contrary, all such […***…] shall be deemed the Confidential Information of Poseida. Takeda shall, as soon as practicable, transfer the foregoing […***…] reasonable assistance in the use and understanding thereof at […***…] cost and expense.

(4)Notwithstanding anything to the contrary herein, if a Licensed Product is terminated under this Agreement but […***…], there shall be no Reversion IP or Reversion Product.

*** Certain Confidential Information Omitted

(ii)With respect to Licensed Products that are not Reversion Products, upon Poseida’s request within […***…] following the effective date of termination, the Parties shall discuss […***…]. For clarity, […***…].

(iii)Takeda shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary under, […***…] this Section 10.5(b).

(c)Other Effects of Expiration or Termination. Except as otherwise set forth in this Agreement, termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor prejudice either Party’s right to obtain performance of any obligation; provided, however, that Takeda shall have no obligation to make any milestone payment pursuant to ARTICLE VI with respect to any milestone achieved after the date on which a Party provides notice of termination pursuant to this Agreement but prior to the effective date of such termination. The following provisions shall survive any expiration or termination of this Agreement: ARTICLE I, Section 3.4(a) (solely with respect to any Research Costs incurred prior to termination), Section 3.5, Section 5.2(g) (solely with respect to any surviving recordkeeping and reporting obligations […***…]), Section 5.6, ARTICLE VI (solely with respect to amounts accrued or owing as of the effective date of termination and, in connection with any milestone payment pursuant to ARTICLE VI, subject to this Section 10.5(c)), Section 7.2, Section 7.5 (solely with respect to expenses incurred prior to termination), Section 7.7, Section 8.1, Section 8.2 (solely with respect to any paper proposed for publication by Poseida or any of its Related Parties […***…] or […***…]), Section 8.3, Section 9.3, Section 10.1 (last sentence only and only upon expiration), this Section 10.5, ARTICLE XI (solely with respect to claims for indemnification, if any, made prior to the effective date of termination) and ARTICLE XII. Except as set forth in this Section 10.5(c), upon termination or expiration of this Agreement all other rights and obligations of the Parties under this Agreement cease.

(d)Remedies. Each Party shall be free to seek, in accordance with Section 12.1 and Section 12.2, without restriction as to the number of times it may seek, damages, expenses and remedies that may be available to it under applicable Law or in equity and shall be entitled, at such Party’s option and its sole discretion, to offset the amount of any damages and expenses obtained against the other Party in a final determination obtained in accordance with Section 12.1 and Section 12.2 against any amounts otherwise due to such other Party under this Agreement.

10.6[…***…]

*** Certain Confidential Information Omitted

[…***…].

ARTICLE XI

INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

11.1Indemnification by Poseida.

Poseida shall indemnify, defend and hold harmless Takeda and its Affiliates and its and their directors, officers, employees, and agents (each, a “Takeda Indemnitee”) from and against any and all Losses of any Takeda Indemnitee as a result of any Third Party Claim to the extent such Losses arise out of: (a) the performance of the Research Activities by Poseida or its Related Parties, (b) the gross negligence or willful misconduct of any Poseida Indemnitee, (c) the breach by Poseida of any warranty, representation or covenant of Poseida in this Agreement, or (d) any Exploitation of the Licensed Products or Reversion Products by Poseida after the termination of this Agreement in part or in its entirety, if a license is granted to Poseida; except, in each case, to the extent such Losses arise out of any activities for which Takeda is obligated to indemnify any Poseida Indemnitee under Section 11.2.

11.2Indemnification by Takeda.

Takeda shall indemnify, defend and hold harmless Poseida and its Affiliates and its and their directors, officers, employees, and agents (each, a “Poseida Indemnitee”) from and against any and all Losses of any Poseida Indemnitee as a result of any Third Party Claim to the extent such Losses arise out of: (a) the performance of the Research Activities by Takeda or its Related Parties, (b) the Exploitation of the Licensed Products by Takeda or its Related Parties, (c) the gross negligence or willful misconduct of any Takeda Indemnitee, or (d) the breach by Takeda of any warranty, representation or covenant of Takeda in this Agreement; except, in each case, to the extent such Losses arise out of any activities for which Poseida is obligated to indemnify any Takeda Indemnitee under Section 11.1.

11.3Certain Losses.

Any Losses, other than those Losses covered in ARTICLE VII, or which result from the breach of a Party’s obligation under this Agreement or the unlawful conduct of a Party, or for which indemnification is otherwise provided in Section 11.1 or Section 11.2, in connection with any Third Party Claim brought against either Party resulting directly or indirectly from the performance of Research Activities (including from the Manufacture of any Licensed Product for use in such Research Activities) in accordance with the Research Plans shall be included as a Research Cost.  If either Party learns of any Third Party Claim with respect to Losses covered by this Section 11.3, such Party shall provide the other Party with prompt written notice thereof.  The Parties shall confer with respect to how to respond to such Third Party Claim and how to handle such Third Party Claim in an efficient manner. In the absence of such an agreement, each Party shall have the right to take such action as it deems appropriate.

11.4Procedure.

The Party claiming indemnity under Section 11.1 or Section 11.2 (the “Indemnified Party”) shall give written notice to the other Party (the “Indemnifying Party”) promptly after learning of the applicable Third Party Claim. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of such Third Party Claim. The Indemnified Party may participate in and monitor such defense with counsel of its own choice at its own expense; provided, however, that the Indemnifying Party shall have the right to assume and conduct the defense of such Third

*** Certain Confidential Information Omitted

Party Claim with counsel of its choice. The Indemnifying Party shall not settle such Third Party Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned, or delayed, unless the settlement involves only the payment of money and no admission of wrong-doing or fault by the Indemnified Party. So long as the Indemnifying Party is actively defending the Third Party Claim in good faith, the Indemnified Party shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of such Third Party Claim, (a) the Indemnified Party may defend against and consent to the entry of any judgment, or enter into any settlement with respect to, such Third Party Claim in any manner the Indemnified Party may deem reasonably appropriate, and (b) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this ARTICLE XI.

11.5General Limitation of Liability.

NEITHER PARTY WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS OR BUSINESS INTERRUPTION ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF (A) A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (B) A MATERIAL BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN ARTICLE VIII, OR (C) AMOUNTS PAID TO THIRD PARTIES IN CONNECTION WITH CLAIMS SUBJECT TO INDEMNIFICATION UNDER SECTION 11.1 or SECTION 11.2.

11.6Insurance.

Each Party shall maintain insurance during the Term and for a period of at least […***…] after the last commercial sale of any Licensed Product under this Agreement by such Party or its Related Parties, with a reputable, solvent insurer in an amount […***…]. Upon reasonable request, each Party shall provide the other Party with evidence of the existence and maintenance of such insurance coverage. Notwithstanding the foregoing, Takeda will be permitted to satisfy any and all of its obligations under this Section 11.6 through a program of self-insurance, in whole or in part. The Parties acknowledge that such insurance shall not be construed to create any limit of either Party’s obligations or liabilities with respect to its indemnification obligations under this Agreement.

ARTICLE XII

MISCELLANEOUS

12.1Governing Law.

This Agreement shall be construed and the respective rights of the Parties determined according to the Laws of the State of New York, excluding any of its conflicts of laws principles to the contrary.

12.2Jurisdiction.

  The Parties hereby (a) irrevocably submit to the jurisdiction of the state and federal courts in the State of New York and agree that all claims shall be heard and determined in any such court, (b) waive any defense of inconvenient forum to the maintenance of any such claims and further agree not to bring any such claims in any other court, and (c) irrevocably consent to service of process by certified mailing, postage prepaid, or delivering such service to the Party at its respective notice address set forth in Section 12.6. Notwithstanding anything to the contrary in this Section 12.2, either Party may seek injunctive relief in any court in any jurisdiction where appropriate.

*** Certain Confidential Information Omitted

12.3Patent and Trademark Disputes.

Notwithstanding any provision to the contrary set forth in this Agreement, any and all issues regarding the scope, construction, validity, and enforceability of any Patent Rights or trademark rights relating to a Licensed Product will be determined in a court or other tribunal, as the case may be, of competent jurisdiction under the applicable patent or trademark Laws of the country in which such Patent Right or trademark was granted or arose.

12.4Assignment.

Except as provided in this Section 12.4, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, without the other Party’s written consent, assign or otherwise transfer this Agreement and its rights and obligations hereunder in whole or in part to (a) an Affiliate of such Party, or (b) a to a successor in interest by way of merger, consolidation, sale of stock or sale of all or substantially all of the assets of such Party to which this Agreement relates. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Any assignment not in compliance with this Section 12.4 shall be void.

12.5Entire Agreement; Amendments.

This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and supersede all previous arrangements with respect to the subject matter hereof, whether written or oral, including the Confidentiality Agreement. This Agreement (including the Exhibits hereto) may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties.

12.6Notices.

All notices which are required or permitted hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) two (2) Business Days after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, or (c) immediately upon delivery by email, by hand or by facsimile, in each case to the intended recipient as set forth below (or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith):

Notices to Poseida shall be addressed to:

Poseida Therapeutics, Inc.

9390 Towne Center Drive

San Diego, CA 92121

Attention:  CEO & General Counsel

Email: […***…]

With a copy to:

Cooley LLP

Reston Town Center

11951 Freedom Drive

14th Floor

Reston, VA 20190-5640

Attention:  Kenneth Krisko

Email: […***…]

*** Certain Confidential Information Omitted

Notices to Takeda shall be addressed to:

Takeda Pharmaceuticals USA, Inc.

95 Hayden Avenue

Lexington, MA 02421

Attention: Head of R&D Legal

Email: […***…]

12.7Force Majeure.

Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from unforeseeable epidemics, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, fire, floods, or acts, omissions or delays in acting by any Governmental Authority or the other Party. For the avoidance of doubt, the Parties agree that the effects of the COVID-19 pandemic that is ongoing as of the Effective Date shall not be deemed unforeseeable or invoked as a force majeure hereunder. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

12.8No Strict Construction.

This Agreement has been prepared jointly and shall not be strictly construed against any Party.

12.9Headings.

The captions or headings of the Sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

12.10No Implied Waivers; Rights Cumulative.

No failure on the part of Poseida or Takeda to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at Law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

12.11Severability.

If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions, which valid provisions best reflect the original intent of the Parties and in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalid, illegal or unenforceable of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

12.12Interpretation.

Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and

*** Certain Confidential Information Omitted

“including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Laws herein shall be construed as referring to such Laws as they from time to time may be enacted, repealed or amended, (c) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) any reference herein to the words “mutually agree” or “mutual written agreement” shall not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion, (f) all references herein to Articles, Sections, or Exhibits shall be construed to refer to Articles, Sections and Exhibits of this Agreement, (g) the word “or” shall be construed to have the same meaning and effect as “and/or” unless the context dictates otherwise because the subjects of the conjunction are mutually exclusive, (h) a term not defined herein but reflecting a different part of speech than a term which is defined herein shall be interpreted in a correlative manner, (i) any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days, and (j) if the last day for the exercise of any privilege or the discharge of any duty under this Agreement falls upon a day which is not a Business Day, then the Party having such privilege or duty will have until the end of the next succeeding regular Business Day to exercise such privilege or to discharge such duty. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language.  Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control. […***…] shall not constitute an active ingredient for the purposes of Section 1.1.20, Section 1.1.33 and Section 1.1.99.

12.13Relationship of the Parties.

It is expressly agreed that Poseida and Takeda are independent contractors and that the relationship between the two Parties will not constitute a partnership, joint venture, or agency, including for Tax purposes. Neither Poseida nor Takeda will have the authority to make any statements, representations, or commitments of any kind, or to take any action, which will be binding on the other Party, without the prior written consent of the other Party. Nothing contained in this Agreement shall be deemed to make any member of the JSC or any subcommittee or project team a partner, agent, or legal representative of the other Party, or to create any fiduciary relationship for any purpose whatsoever. Except as may be explicitly provided in this Agreement, no member of the JSC or any subcommittee or project team will have any authority to act for, or to assume any obligation or responsibility on behalf of, any other member of the JSC, subcommittee or project team (as applicable) of the other Party.

12.14Binding Effect; No Third Party Beneficiaries.

As of the Effective Date, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as expressly set forth in this Agreement, no Person other than the Parties and their respective Affiliates and permitted assigns shall be deemed an intended Third Party beneficiary hereunder or have any right to enforce any obligation of this Agreement.

*** Certain Confidential Information Omitted

12.15Further Assurances.

Each Party agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such additional assignments, agreements, documents and instruments, as the other Party may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure of and confirm unto such other Party its rights and remedies under, this Agreement.

12.16Counterparts; Electronic Signatures.

The Parties agree that each may execute this Agreement using electronic signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures and signatures transmitted via PDF or electronic signatures shall be treated as original signatures.

[Remainder of This Page Intentionally Left Blank]

*** Certain Confidential Information Omitted

IN WITNESS WHEREOF, Poseida and Takeda have caused this Agreement to be duly executed by their authorized representatives, as of the Effective Date.

POSEIDA THERAPEUTICS, INC.
By:	/s/ Eric M. Ostertag
Name: Eric M. Ostertag, M.D., Ph.D.
Title: Chief Executive Officer

[Signature Page to Collaboration and License Agreement]

IN WITNESS WHEREOF, Poseida and Takeda have caused this Agreement to be duly executed by their authorized representatives, as of the Effective Date.

TAKEDA PHARMACEUTICALS USA, INC.
By:	/s/ Nenad Grmusa
Name: Nenad Grmusa
Title: Head of Center for External Innovation

[Signature Page to Collaboration and License Agreement]

Exhibit 1.1.53

Excluded In-License Agreements

[…***…]

*** Certain Confidential Information Omitted

Exhibit 1.1.59

Final Data Package

[…***…]

*** Certain Confidential Information Omitted

Exhibit 1.1.72

In-License Agreements

[…***…]

*** Certain Confidential Information Omitted

Exhibit 1.1.114

Platform Evaluation Work Plan

[…***…]

*** Certain Confidential Information Omitted

Exhibit 1.1.124

Poseida Platform Trademarks

[…***…]

*** Certain Confidential Information Omitted

Exhibit 1.1.125

Poseida Technology Platforms (as of the Effective Date)

[…***…]

*** Certain Confidential Information Omitted

Exhibit 1.1.141A

Hemophilia A Research Plan

[…***…]

*** Certain Confidential Information Omitted

Exhibit 1.1.141B

Phenylketonuria Research Plan

See attached.

*** Certain Confidential Information Omitted

[…***…]

*** Certain Confidential Information Omitted

Exhibit 1.1.165

[…***…] Indications

[…***…]

*** Certain Confidential Information Omitted

Exhibit 1.1.166

[…***…] Indications

[…***…]

*** Certain Confidential Information Omitted

Exhibit 5.2(g)(i)

Relevant Terms of In-License Agreements

[…***…]

*** Certain Confidential Information Omitted

Exhibit 5.2(g)(iii)

Relevant Terms of Excluded In-Licenses

[…***…]

*** Certain Confidential Information Omitted

Exhibit 8.2(b)

Form of Press Release

Poseida Therapeutics Announces Research Collaboration with Takeda for Novel Non-Viral In Vivo Gene Therapies

Collaboration to leverage Poseida’s non-viral piggyBac® DNA Modification System, Cas-CLOVER™ Site-Specific Gene Editing System, biodegradable DNA and RNA nanoparticle delivery technology and other proprietary genetic engineering platforms

Collaboration to initially include up to six liver- and hematopoietic stem cell (HSC)- directed indications with an option to add two additional programs

In addition to an upfront payment, Poseida is eligible to receive preclinical, development and commercial milestone payments plus tiered royalties into the double digits

Poseida to host conference call today at 8:00am ET

SAN DIEGO Oct. 12, 2021– Poseida Therapeutics, Inc. (Nasdaq: PSTX), a clinical-stage biopharmaceutical company utilizing proprietary genetic engineering platform technologies to create cell and gene therapeutics with the capacity to cure, today announced that it has entered into a research collaboration and exclusive license agreement with Takeda Pharmaceutical Company Limited (“Takeda”) to utilize Poseida’s piggyBac, Cas-CLOVER, biodegradable DNA and RNA nanoparticle delivery technology and other proprietary genetic engineering platforms for the research and development of up to eight gene therapies. The collaboration will focus on developing non-viral in vivo gene therapy programs, including Poseida’s Hemophilia A program.

“We are excited to partner with Takeda, a global biopharmaceutical leader whose commitment to the development of novel therapies for rare diseases complements our innovative platform technologies and robust gene therapy pipeline,” said Eric Ostertag, M.D., Ph.D., Chief Executive Officer of Poseida. “Our technologies offer highly efficient gene delivery, fully integrated non-viral genome insertion and ultra-precise site-specific gene editing. Together with Takeda, we look forward to developing potential cures for a number of genetic diseases with high unmet need.”

Under the terms of the agreement, the parties will collaborate to initially develop up to six in vivo gene therapy programs utilizing Poseida’s novel technology platforms including piggyBac, Cas-CLOVER and biodegradable nanoparticle technology, as well as certain emerging technologies.  Takeda also has an option to add two additional programs to the collaboration and is obligated to provide funding for all collaboration program R&D costs.

Poseida will receive an upfront payment of $45 million and preclinical milestones  that together could potentially exceed $125 million in the aggregate, if milestones for six programs are achieved. Poseida is also eligible to receive future clinical development, regulatory, and commercial milestone payments with a total potential value over the course of the partnership of up to $2.7 billion if milestones for all six programs are achieved, and up to $3.6 billion if the milestones related to the two optional programs are also achieved. Poseida will lead research activities up to candidate selection, after which Takeda will assume responsibility for further development and commercialization.

“Poseida’s differentiated platform technologies show great promise in developing non-viral in vivo gene therapies using their novel genetic engineering and delivery technologies that complement our existing collaborations,” said Takeda Rare Diseases Drug Discovery Unit Head, Madhu Natarajan. “This partnership reinforces Takeda’s commitment to investing in next-generation gene therapy approaches that have the potential to deliver functional cures to patients with rare genetic and hematologic diseases. We look forward to partnering with Poseida where we can apply our broad development capabilities to help progress several early stage preclinical programs.”

Poseida Therapeutics Conference Call and Webcast Information

Poseida’s management team will host a conference call and webcast at 8:00am ET today, October 12, 2021 to discuss the collaboration. The dial-in numbers for domestic and international callers are (866) 939-3921 and (678) 302-3550, respectively. The conference ID number for the call is 50242119.

Participants may access the live webcast on the Investors & Media Section of the Poseida website, www.poseida.com. An archived replay of the webcast will be available for approximately 30 days following the event.

About Poseida Therapeutics, Inc.

Poseida Therapeutics is a clinical-stage biopharmaceutical company dedicated to utilizing our proprietary genetic engineering platform technologies to create next generation cell and gene therapeutics with the capacity to cure. We have discovered and are developing a broad portfolio of product candidates in a variety of indications based on our core proprietary platforms, including our non-viral piggyBac DNA Modification System, Cas-CLOVER Site-Specific Gene Editing System and biodegradable nanoparticle- and AAV-based gene delivery technologies. Our core platform technologies have utility, either alone or in combination, across many cell and gene therapeutic modalities and enable us to engineer our portfolio of product candidates that are designed to overcome the primary limitations of current generation cell and gene therapeutics. To learn more, visit www.poseida.com and connect with us on Twitter and LinkedIn.

Forward-Looking Statement

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding potential payments and activities under the collaboration agreement with Takeda, the potential benefits of Poseida's technology platforms and product candidates and Poseida's plans and strategy with respect to developing its technologies and product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Poseida's current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the fact that the collaboration agreement with Takeda may be terminated early, the fact that Poseida will have limited control over the efforts and resources that Takeda devotes to advancing development programs under the collaboration agreement, risks and uncertainties associated with development and regulatory approval of novel product candidates in the biopharmaceutical industry, the fact that future preclinical and clinical results could be inconsistent with results observed to date and the other risks described in Poseida's filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Poseida undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

###

Poseida Therapeutics Contacts:

Marcy Graham
VP, Corporate Affairs
Poseida Therapeutics, Inc.
858-779-3108
mgraham@poseida.com

Sarah Thailing
Director, Corporate Communications and IR

Poseida Therapeutics
858-605-3717
sthailing@poseida.com